UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Petrohawk Energy Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Telephone (832) 204-2700

Annual meeting of stockholders

to be held on June 18, 2009

April 30, 2009

Dear Stockholder:

You are cordially invited to attend Petrohawk Energy Corporation’s 2009 annual meeting of stockholders on Thursday, June 18, 2009, at 10:00 a.m., Central Daylight Time, to be held at the Wells Fargo Plaza Auditorium at 1000 Louisiana, Houston, Texas 77002.

The enclosed notice of annual meeting and the proxy statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of Petrohawk’s business and an opportunity for you to ask questions of Petrohawk’s management.

You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting your shares in person at the meeting. The proxy card describes your voting options in more detail. If you need assistance, please contact Joan Dunlap, Vice President—Investor Relations, at (832) 204-2700. Our annual report to the stockholders including our annual report on Form 10-K for the fiscal year ended December 31, 2008 also accompanies the proxy statement.

The annual meeting gives us an opportunity to review Petrohawk’s results and discuss the steps Petrohawk has taken to position itself for the future. We appreciate your ownership of Petrohawk common stock, and I hope you will be able to join us at the annual meeting.

Sincerely,

Floyd C. Wilson

Chairman of the Board of Directors,

President and Chief Executive Officer

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Telephone (832) 204-2700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2009

Notice is hereby given that the annual meeting of stockholders of Petrohawk Energy Corporation will be held on Thursday, June 18, 2009 at 10:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium at 1000 Louisiana, Houston, Texas 77002 for the following purposes:

1.	To elect three directors to our board of directors to serve as Class II directors in accordance with our bylaws;

2.	To ratify and approve an amendment to our Certificate of Incorporation to increase the number of shares of our common stock available for issuance from 300 million shares to 500 million shares;

3.	To ratify and approve an amendment to our 2004 Employee Incentive Plan to increase the number of shares of Petrohawk common stock that may be issued under the plan by 5.3 million shares;

4.	To ratify and approve an amendment to our 2004 Non-Employee Director Incentive Plan to increase the number of shares of Petrohawk common stock that may be issued under the plan by 0.5 million shares;

5.	To ratify and approve an amendment to our Certificate of Incorporation to allow our board of directors to amend our bylaws;

6.	To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountants for the fiscal year ending December 31, 2009; and

7.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has approved the close of business on April 27, 2009, as the record date for determining the stockholders of Petrohawk entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in Houston, Texas during ordinary business hours for a period of ten (10) days prior to the meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the annual meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please call the toll-free number listed on the enclosed proxy card, use the Internet as described on the enclosed proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Please review the proxy statement accompanying this notice for more complete information regarding the matters to be voted on at the meeting. You may revoke your proxy at any time before it is voted.

By order of the Board of Directors of

Petrohawk Energy Corporation:

Floyd C. Wilson

Chairman of the Board of Directors,

President and Chief Executive Officer

April 30, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009.

Petrohawk’s Proxy Statement for the 2009 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2008 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://www.petrohawk.com.

i

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Telephone (832) 204-2700

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2009

GENERAL INFORMATION

These proxy materials are furnished to you in connection with the solicitation of proxies by the board of directors of Petrohawk Energy Corporation, a Delaware corporation (referred to in this proxy statement as Petrohawk, the Company, we, us, or our) for the annual meeting of our stockholders to be held on Thursday, June 18, 2009, at 10:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium at 1000 Louisiana, Houston, Texas 77002. The proxies also may be voted at any adjournments or postponements of the annual meeting.

This proxy statement, together with our annual report to the stockholders including our annual report on Form 10-K, as amended, for the year ended December 31, 2008, are being mailed on or about May 18, 2009 to holders of record of our common stock as of April 27, 2009. The specific proposals to be considered and voted upon at the annual meeting are summarized in the notice of annual meeting of stockholders. Each proposal is described in more detail in this proxy statement.

Voting and Revocation of Proxies

If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or by voting in person at the annual meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker or trustee or nominee. You may cast your vote by proxy as follows:

•	By Internet – you may vote using the Internet and voting at the website listed on the enclosed proxy/voting instruction card, or the “proxy card”;

•	By telephone – you may vote by using the toll-free telephone number listed on the enclosed proxy card; or

•	By mailing the proxy card – you may vote by completing, signing, dating and mailing the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

If you hold your shares in street name, please refer to the proxy card forwarded by your bank, broker, or other nominee to see which voting options are available to you and directions on how to vote. If you vote by Internet or by telephone, you need not return your proxy card. Proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Delaware law.

If you sign the proxy card of your broker, trustee or other nominee but do not provide instructions, your shares will not be voted unless your broker, trustee or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a “broker non-vote.” The New York Stock Exchange, or the NYSE, permits brokers to have discretionary authority to vote the shares of a beneficial owner in the election of our directors, the proposed amendment of our certificate of incorporation to increase the number of shares of our common stock available for issuance, and the ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountants.

Unless you otherwise direct in your proxy, the individuals named in the proxy card will vote the shares represented by such proxy FOR each of the board nominees named herein (Proposal 1) and FOR each other proposal described herein and to be considered at the annual meeting.

The board of directors is not aware of any business to be brought before the annual meeting other than as indicated in the notice of annual meeting of stockholders. If other matters do come before the meeting, the persons named in the proxy card will vote the shares represented by the proxy in his or her best judgment.

Revocation of Proxy. A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	delivering a revised proxy (by one of the methods described above) bearing a later date;

•	voting in person at the annual meeting; or

•	notifying our Secretary of the revocation in writing at our address set forth above in time to be received before the annual meeting.

Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our board of directors.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Record Date and Vote Required for Approval. The record date with respect to this solicitation is April 27, 2009. All holders of record of our common stock as of the close of business on April 27, 2009 are entitled to vote at the annual meeting and any adjournment or postponement thereof for which a new record date has not been established. As of April 27, 2009, we had 275,582,381 shares of common stock outstanding. Each share of common stock is entitled to one vote. Our stockholders do not have cumulative voting rights. In accordance with our bylaws, the holders of a majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the annual meeting. If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be expected to be more than 30 days after the date of the annual meeting.

Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of directors at the annual meeting. This means that the director nominees receiving the most affirmative votes are elected for the available board positions. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another candidate receiving a larger number of votes.

Delaware law provides that the amendments to our certificate of incorporation must be approved by a majority of the outstanding stock entitled to vote at the meeting. Delaware law and our bylaws provide that, on all other matters, (other than the election of directors and except to the extent otherwise required by our certificate of incorporation or applicable law) the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval. Therefore, each of the amendments to our certificate of incorporation must be approved by a majority of our total outstanding stock, whereas the ratification and approval of the amendment to our 2004 Employee Incentive Plan, referred to as the 2004 Petrohawk Plan in this proxy statement, the ratification and approval of the amendment to our 2004 Non-Employee Director Incentive Plan, and the ratification of the appointment of Deloitte as our independent registered public accountants, each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, including the proposed amendment to the 2004 Petrohawk Plan and the 2004 Non-Employee Director Incentive Plan, and the proposed amendment to our certificate of incorporation to allow our board of directors to amend our bylaws, although they may vote their clients’ shares on the election of directors, the proposed amendment to our certificate of incorporation to increase the number of shares of our common stock available for issuance, and the ratification of the appointment of Deloitte as our independent registered public accountants. Broker non-votes are not counted for the purposes of obtaining a quorum for the meeting, and, in tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote. Thus, assuming that a quorum is obtained, broker non-votes will not affect the outcome of the election of directors, nor the vote regarding the proposed amendments to the 2004 Petrohawk Plan and the 2004 Non-Employee Director Incentive Plan, or the ratification of the appointment of Deloitte as our independent registered public accountants because these proposals require the affirmative vote of a majority of the shares present and entitled to vote at the meeting; however, broker non-votes will have the effect of making it more difficult for us to obtain the number of affirmative votes required to adopt the amendment to our certificate of incorporation to allow our board of directors to amend our bylaws because this proposal must be approved by a majority of our outstanding shares. Accordingly, if you hold shares in street name and do not provide your broker with voting instructions, it will have the same effect as a vote against the proposed amendment to our certificate of incorporation to allow our board of directors to amend our bylaws. Abstentions are counted as “shares present” at the meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the meeting. Abstentions will have no effect on the outcome of the election of directors, but with respect to any other proposal an abstention will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

Proxy Solicitation. We will bear all costs relating to the solicitation of proxies. We have retained Georgeson Inc. to aid in the solicitation of proxies, at an estimated cost of $7,500 plus reimbursement of out-of-pocket expenses, custodial charges in connection with payment by Georgeson of charges of brokers and banks on our behalf, and additional charges which may be incurred in connection with the solicitation of proxies by telephone. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, we will pay brokers and other persons holding shares of stock in their names or in those of their nominees, which in each case are beneficially owned by others, for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Submission of Stockholder Proposals. The deadline for submitting stockholder proposals for inclusion in our 2010 proxy statement and form of proxy for our annual meeting in 2010 is January 18, 2010. See “Submission of Stockholder Proposals for Our 2010 Annual Meeting of Stockholders” starting on page 60 below for additional information.

We will provide to any stockholder, without charge and upon the written request of the stockholder, a copy (without exhibits, unless otherwise requested) of our annual report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) for our fiscal year ended December 31, 2008. Any such request should be directed to Joan Dunlap, Vice President—Investor Relations at 1000 Louisiana, Suite 5600, Houston, Texas 77002, telephone number: (832) 204-2700. The annual report to the stockholders accompanying this proxy statement including the annual report on Form 10-K, as amended, for our fiscal year ended December 31, 2008 is not part of the proxy solicitation materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth beneficial ownership of our common stock by beneficial owners of more than five percent of our common stock as of December 31, 2008, based solely upon statements they have filed with the SEC pursuant to Sections 13(g) or 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Unless otherwise indicated, the named person below has the sole voting and dispositive powers with respect to the shares of our common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	36,315,116(1)	14.466%

Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109	34,744,250(2) (part of the 36,315,116 shares disclosed with respect to FMR LLC above)	13.840%

Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	34,744,250(3) (part of the 36,315,116 shares disclosed with respect to FMR LLC and the same 34,744,250 shares disclosed with respect to Fidelity Management & Research Company above)	13.840%

(1)

According to, and based solely upon, Amendment No. 2 to Schedule 13G filed by FMR LLC with the SEC on February 17, 2009: FMR LLC has the sole power to vote or direct the vote with respect to 1,498,256 shares of Petrohawk common stock, and the sole power to direct the disposition of 36,315,116 shares of Petrohawk common stock. Various persons (other than FMR LLC) have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the 36,315,116 shares of Petrohawk common stock beneficially owned by FMR LLC. No one such person’s interest in Petrohawk common stock is more than five percent of the total number of Petrohawk common stock outstanding. Also see footnotes 2 and 3.

(2)

According to, and based solely upon, Amendment No. 2 to Schedule 13G filed by FMR LLC with the SEC on February 17, 2009: Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 34,744,250 shares of Petrohawk common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “funds”). The funds have the sole power to dispose of the 34,744,250 shares owned by them. Also see footnotes 1 and 3.

(3)

According to, and based solely upon, Amendment No. 2 to Schedule 13G filed by FMR LLC with the SEC on February 17, 2009: Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds to which Fidelity acts as investment advisor, each has sole power to dispose of the 34,744,250 shares owned by these funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Amendment No. 2 to Schedule 13G filed by FMR LLC with the SEC on February 17, 2009 indicates that neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 3,365 shares, or 0.001%, of our outstanding common stock, beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect, wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 45,300 shares, or 0.018%, of our outstanding common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 45,300 shares and sole power to vote or to direct the voting of 45,300 shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), an indirect, wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,512,601 shares, or 0.603%, of our outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,512,601 shares and sole power to vote or to direct the voting of 1,414,331 shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 9,600 shares, or 0.004%, of our outstanding common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC filed the Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis. Also see footnotes 1 and 2.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our bylaws specify that we shall not have less than one nor more than eleven directors. Our board currently has nine (9) members. Under our bylaws, each director holds office until the annual stockholders’ meeting at which such director’s class is up for re-election and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our certificate of incorporation provides that our board of directors is classified into three classes: Class I, Class II and Class III, each class having a three-year term of office. As discussed more fully below under “Proposal I—Election of Directors,” three of our current directors, James W. Christmas, James L. Irish III and Robert C. Stone, Jr. have been nominated for reelection at our 2009 annual meeting because of the expiration of the term of their class, Class II, on our classified board of directors.

The following table sets forth the names and ages of all directors, the positions and offices with us held by such persons, the terms of their office and the length of their continuous service as a director:

Name	Director Since	Age	Position	Expiration of Term
Floyd C. Wilson	May 2004	62	Chairman of the Board, President and Chief Executive Officer	2011
James W. Christmas	July 2006	61	Vice Chairman of the Board	2009
Tucker S. Bridwell	May 2004	57	Director	2011
Thomas R. Fuller	March 2006	61	Director	2010
James L. Irish III	May 2004	64	Director	2009
Gary A. Merriman	July 2006	54	Director	2011
Robert G. Raynolds	July 2006	57	Director	2010
Robert C. Stone, Jr.	September 2000	60	Director	2009
Christopher A. Viggiano	July 2006	55	Director	2010

Floyd C. Wilson has served as our Chairman of the Board, President and Chief Executive Officer since May 25, 2004. He was President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation in 1987, where he served as Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

James W. Christmas has served as a director since July 12, 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into the Company. Mr. Christmas has served as Vice Chairman of the Board of Directors since July 12, 2006. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into the Company.

Tucker S. Bridwell has served as a director since May 25, 2004. Mr. Bridwell has been the President of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments in both entities. He has been in the energy business in various capacities for over 26 years. Mr. Bridwell served as chairman of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002. Mr. Bridwell also serves on the board of directors of Concho Resources, Inc. and First Financial Bankshares, Inc. He is a Certified Public Accountant and holds B.B.A. and M.B.A. degrees from Southern Methodist University.

Thomas R. Fuller has served as a director since March 6, 2006. Mr. Fuller serves on Petrohawk’s Compensation Committee, Reserves Committee, and is the Chairman of the Nominating and Corporate Governance Committee. Mr. Fuller is a principal of Diverse Energy Management Co., a private upstream acquisition, drilling and production company which also invests in other energy-related companies. He has been a principal with the Diverse group of companies since December 1988. Mr. Fuller has over 31 years of experience in the energy and financing industries and is a Registered Professional Engineer in Texas. Mr. Fuller received degrees from the University of Wyoming and the Louisiana State University School of Banking of the South.

James L. Irish III has served as a director since May 25, 2004. Mr. Irish serves as the Company’s Chairman of the Audit Committee and as its Lead Director. Mr. Irish served as a director of 3TEC Energy Corporation from 2002 until June 2003, and has served as an advisory director of EnCap Investments L.P. since October 2007. Mr. Irish had been an attorney with Thompson & Knight LLP, a Texas-based law firm, serving in various capacities, including Managing Partner, from 1969 until his retirement from the practice of law in December 2001. Since his retirement, Mr. Irish has been a senior counsel to Thompson & Knight LLP, a position that does not involve actively practicing law or participating in the management or profits of the firm. His practice primarily included the representation of insurance companies, pension plan managers, foundations, banks and other financial institutions and managers with respect to their equity and debt oil and gas investments. Mr. Irish also represented energy companies in connection with project financings, joint ventures, public offerings and similar matters.

Gary A. Merriman has served as a director since July 12, 2006, effective upon the merger of KCS into the Company. Mr. Merriman serves as the Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee of the Company. Mr. Merriman served as a director of KCS since April 2005. Mr. Merriman retired from Conoco Inc. in 2002, where he had been employed since 1976. While at Conoco, Mr. Merriman held a number of positions including, from 1999 to 2002, President of Exploration and Production for Conoco in the Americas. Prior to that, he was General Manager for Conoco’s Refining and Marketing Rocky Mountain Region from 1997 to 1999, President of Conoco Indonesia from 1995 to 1997 and General Manager of North Sea Operations for Conoco UK Limited from 1992 to 1995. Mr. Merriman has over 28 years of international and domestic experience in all aspects of the oil and gas business.

Robert G. Raynolds has served as a director since July 12, 2006, effective upon the merger of KCS into the Company. Mr. Raynolds serves on the Company’s Reserves Committee. Mr. Raynolds served as a director of KCS since 1995. He has a PhD in geology and has been an independent consulting geologist for several major and independent oil and gas companies from 1992 until the present, and was a geologist with Amoco Production Company from 1983 until 1992.

Robert C. Stone, Jr. has served as a director since September 2000. Mr. Stone is a member of the Company’s Audit Committee, the Nominating and Corporate Governance Committee, and the Chairman of the Reserves Committee. Mr. Stone formed ENG Energy Advisory, LLC (“ENG”) in 2007 and serves as its managing member. ENG provides advisory and consulting services to independent E&P companies with emphasis on capital formation, corporate strategy and acquisition and divestiture of producing properties. Mr. Stone retired in June 2007 from his position as Senior Vice President/Manager of Energy Lending at Whitney National Bank in New Orleans, Louisiana, where he was employed since 2000. Prior to this position, Mr. Stone was Manager of Energy Technical Services, Energy/Maritime Division at Hibernia National Bank from 1998 to 2000 that included evaluation responsibilities for all syndicated and direct lending E&P segment clients. Mr. Stone has held senior management positions in energy banking for over 21 years, with emphasis on small-cap, public and private producers. His experience includes underwriting and managing senior debt, mezzanine and private equity to the independent sector. He began his banking career as an engineer with First National Bank of Commerce in New Orleans in 1983 after working in various engineering positions with Exxon Company, U.S.A. for seven years. He was also a Founding Governor of the City Energy Club of New Orleans and is involved with many civic organizations in New Orleans where he still resides. Mr. Stone holds both a B.S. and M.S. in Engineering from the University of Houston.

Christopher A. Viggiano has served as a director since July 12, 2006, effective upon the merger of KCS into the Company. Mr. Viggiano serves on the Company’s Audit Committee and the Compensation Committee. Mr. Viggiano served as a director of KCS since 1988. He has been President, Chairman of the Board and majority owner of O’Bryan Glass Corp., Queens, New York since December 1991. Mr. Viggiano is a Certified Public Accountant and worked in public accounting as an auditor for Arthur Anderson & Co. from 1975 to 1984.

Committees of the Board

Our board has four standing committees: audit, compensation, nominating and corporate governance, and reserves. Actions taken by our committees are reported to the full board. Each committee conducts an annual evaluation of its duties and is expected to conduct an annual review of its charter. Each committee has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

Audit Committee. The members of our audit committee are: James L. Irish III, Tucker S. Bridwell, Robert C. Stone, Jr., and Christopher A. Viggiano, with Mr. Irish serving as the chairman. The audit committee met on four occasions during 2008. Our board has determined that all members of our audit committee are financially literate within the meaning of SEC rules, under the current listing standards of the New York Stock Exchange, or NYSE, and in accordance with our audit committee charter. Our board has also determined that all members of the audit committee are independent, within the meaning of SEC and NYSE regulations for independence for audit committee members, under our corporate governance guidelines, and in accordance with our audit committee charter, and that Mr. Stone qualifies as an “audit committee financial expert” under the NYSE rules and Item 407(d)(5) of Regulation S-K, and in accordance with our audit committee charter. Our board of directors adopted an amended audit committee charter on December 8, 2008. Please see page 10 of this proxy statement under “—Board of Directors; Corporate Governance Matters—Director Independence” for more information on how we determine the independence of our directors.

The primary functions of our audit committee are to monitor internal accounting controls and financial reporting practices, review financial statements and related information, select and retain our independent registered public accountants, review and evaluate the performance, services, and fees of the independent registered public accountants, pre-approve all audit and permitted non-audit services to be provided by the independent registered public accountants, monitor the independence of the independent registered public accountants, and produce a report for inclusion in our proxy statement. Our independent registered public accountants report directly to the audit committee. Additionally, the audit committee discusses with management our earnings releases, including the use of pro-forma financial information, and the information and earnings guidance provided to analysts and rating agencies. The audit committee also reviews and discusses quarterly reports from our independent registered public accountants regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles, and other material written communication between our independent registered public accountants and management. See page 41 of this proxy statement for a copy of our audit committee’s report for the 2008 fiscal year.

Compensation Committee. The members of our compensation committee are Gary A. Merriman, Thomas R. Fuller, and Christopher A. Viggiano, with Mr. Merriman serving as the chairman. This committee met five times during 2008. Our board of directors has determined that each of the current members of the compensation committee is a “non-employee director” in accordance with Rule 16b-3 of the 1934 Act and an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as required in our compensation committee charter. Our board of directors has also determined that all members of the compensation committee who currently serve are “independent” pursuant to the NYSE rules and in accordance with our compensation committee charter. Our compensation committee is responsible for formulating and recommending to our board of directors the compensation to be paid to our executive officers and directors, and producing an annual report for inclusion in our proxy statement. The compensation committee also administers our stock option plans, including our 1999 Incentive and Nonstatutory Stock Option Plan, the 2004 Non-Employee Director Incentive Plan, the 2004 Petrohawk Plan, the Mission Resources Corporation 2004 Incentive Plan, the Mission Resources Corporation 1996 Stock Incentive Plan, as amended, the Mission Resources Corporation 1994 Stock Incentive Plan, the KCS Energy, Inc. 2001 Employees and Directors Stock Plan, and the KCS Energy, Inc. 2005 Employees and Directors Stock Plan (as amended, the “2005 KCS Plan”). Our board of directors adopted an amended compensation committee charter on November 3, 2008. Please see page 19 of this proxy statement under “Executive Compensation—Compensation Discussion and Analysis—Overview of the Compensation Committee” for additional information on our compensation committee.

Compensation Committee—Interlocks and Insider Participation. See “Compensation Committee Interlocks and Insider Participation” on page 39 of this proxy statement.

Compensation Discussion and Analysis. See “Executive Compensation—Compensation Discussion and Analysis” starting on page 19 of this proxy statement.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee are Thomas R. Fuller, Robert C. Stone, Jr., and Gary A. Merriman, with Mr. Fuller serving as the chairman. The nominating committee met five times during 2008. Our board of directors has determined that all members of the nominating and corporate governance committee who currently serve are independent pursuant to the NYSE rules and in accordance with our nominating and corporate governance committee charter. The primary functions of the nominating and corporate governance committee are to recommend candidates to the board of directors as nominees for election at the annual meeting of stockholders or to fill vacancies as they may occur, and to perform an annual performance evaluation of the board of directors. This committee also reviews candidates suggested for nomination by the stockholders. Our board of directors adopted an amended nominating and corporate governance committee charter on February 27, 2007. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2010 annual meeting of stockholders, see “—Board of Directors; Corporate Governance Matters—Nomination Process”, “—Board of Directors; Corporate Governance Matters—Stockholder Nomination Process” and “Submission of Stockholder Proposals for Our 2010 Annual Meeting of Stockholders”.

Reserves Committee. The members of our reserves committee are Robert C. Stone, Jr., Robert G. Raynolds, and Thomas R. Fuller, with Mr. Stone serving as the chairman. The reserves committee met on five occasions during 2008. Our board has determined that all members of our reserves committee are independent in accordance with our reserves committee charter. Our reserves committee has been formed to assist our board with oversight in the preparation by independent petroleum engineers of annual and any special reserve reports and/or audits of the estimated amounts of our consolidated hydrocarbon reserves and related information. The reserves committee retains the independent petroleum engineers who evaluate our hydrocarbon reserves and determines their independence from Petrohawk. Our board of directors adopted an amended reserves committee charter on February 27, 2007.

Membership and Meetings of the Board of Directors and its Committees. During 2008, sixteen meetings of our board of directors were held. All directors who served on our board during 2008 attended at least 75% of the total meetings of the board (during the period in which he was a director) and each committee on which they served (during the period that he served on that committee). Our directors also took action by unanimous written consent on five occasions.

Information relating to current committee membership and the number of meetings of the full board and committees held in 2008 is summarized in the following table:

Name of Director	Board of Directors	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Reserves Committee
Floyd C. Wilson	Chairman
James W. Christmas	Vice Chairman
Tucker S. Bridwell	Member	Member
Thomas R. Fuller	Member		Chairman	Member	Member
James L. Irish III	Member	Chairman
Gary A. Merriman	Member		Member	Chairman
Robert G. Raynolds	Member				Member
Robert C. Stone, Jr.	Member	Member	Member		Chairman
Christopher A. Viggiano	Member	Member		Member
Number of Meetings in 2008:	16	4	5	5	5

Corporate Governance Matters

Corporate Governance Web Page and Available Documents. We maintain a corporate governance page on our website at www.petrohawk.com where you can find the following documents:

•	our corporate governance guidelines;

•	our code of ethics for chief executive officer and senior financial officers;

•	our code of conduct; and

•	the charters of the audit, reserves, nominating and corporate governance, and compensation committees.

We will also provide a printed copy of these documents, without charge, to those who request copies in writing from Joan Dunlap, Vice President—Investor Relations, Petrohawk Energy Corporation, 1000 Louisiana, Suite 5600, Houston, Texas 77002.

Director Independence. On March 13, 2007, our common stock began trading on the NYSE under the symbol “HK” and we became subject to the rules of NYSE applicable to NYSE listed companies, including the NYSE corporate governance rules. Prior to March 13, 2007, we were subject to the rules of NASDAQ applicable to NASDAQ listed companies, including the NASDAQ corporate governance rules.

The current listing standards of the NYSE require our board to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each annual meeting of our stockholders. The board, at its meeting held on February 24, 2009, affirmatively determined that each of Messrs. Bridwell, Fuller, Irish, Merriman, Raynolds, Stone and Viggiano is an “independent director” with respect to Petrohawk under the independence standards of our corporate governance guidelines, adopted as of February 24, 2009 and described below, and under the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual.

Our board established the following standards for determining director independence in our corporate governance guidelines:

A majority of the directors on our board must be “independent”. No director qualifies as “independent” unless the board affirmatively determines that the director has no “material relationship” with Petrohawk, either directly, or as a partner, shareholder or officer of an organization that has a relationship with Petrohawk. A “material relationship” is a relationship that the board determines, after a consideration of all relevant facts and circumstances, compromises the director’s independence from management. Our board’s determination of independence must be consistent with all applicable requirements of the NYSE, the SEC, and any other applicable legal requirements. Our board may adopt specific standards or guidelines for independence in its discretion from time to time, consistent with those requirements. As set forth in the NYSE Listed Company Manual Section 303A.02, our board must consider the following factors that preclude a finding by the board of a member’s or prospective member’s “independence” from Petrohawk:

1.	A director who is, or who has been within the last three years, an employee of Petrohawk (including in each case subsidiaries or parent entities in a consolidated group), or an immediate family member who is, or has been within the last three years, an executive officer, of Petrohawk;

2.	A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Petrohawk, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of Petrohawk need not be considered in determining independence under this test;

3.	(A) A director is a current partner or employee of a firm that is Petrohawk’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in Petrohawk’s audit; or (D) a director or an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Petrohawk’s audit within that time;

4.	A director or an immediate family member who is, or who has been within the last three years, employed as an executive officer of another company where any of Petrohawk’s present executive officers at the same time serves or served on that company’s compensation committee; and

5.	A director who is a current employee, or an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Petrohawk for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of determining “independence” of a director based on the tests set forth above, among other things, the following applies:

A.	In applying the test in section 5 above, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between Petrohawk and the director or immediate family member’s current employer; Petrohawk is not required to consider former employment of the director or the immediate family member.

B.	For purposes of section 5 above, contributions to tax exempt organizations are not considered “payments,” although Petrohawk still considers the “materiality” of any such relationship in determining the “independence” of a director.

C.	For purposes of determining “independence,” an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares such person’s home, and does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Our corporate governance guidelines set forth our policy with respect to qualifications of the members of the board, the standards of director independence, director responsibilities, board meetings, director access to management and independent advisors, director orientation and continuing education, director compensation, chairman and CEO dual responsibilities, management evaluation and succession, annual performance evaluation of the board, and executive sessions.

As discussed on page 10 of this proxy statement, our board determined that Mr. Irish is an “independent director” under our corporate governance guidelines and under NYSE rules. In determining that Mr. Irish is an “independent director,” our board considered that Mr. Irish is senior counsel to Thompson & Knight LLP, which we have engaged for the purpose of obtaining legal advice. In concluding that this relationship did not result in a material relationship between Petrohawk and Mr. Irish, our board considered, among other things, that Mr. Irish does not actively engage in the practice of law with Thompson & Knight or participate in the management or profits of that firm.

Nomination Process. Our nominating and corporate governance committee reviews possible candidates for nomination to the board of directors and recommends candidates for nomination to the board for approval. The committee and the board have adopted guidelines that describe specific traits, abilities, and experience which the committee and the board consider in selecting candidates for nomination as directors. Among the standards and qualifications the committee and the board seek are individuals of high ethical character who share our values and who possess varied backgrounds. The board is expected to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. Absent special circumstances, we are generally of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving us the benefit of the familiarity and insight into our affairs that directors have accumulated during their tenure, while contributing to our board’s ability to work as a collective body. Accordingly, it is the general policy of the committee to nominate qualified incumbent directors who continue to satisfy the committee’s membership criteria, whom the committee believes will continue to make important contributions to the board and who consent to stand for reelection and continue their service on the board. The nominating and corporate governance committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of perceived needs of the board at any given point in time and reviews and updates the criteria for nomination as they determine to be necessary.

Stockholder Nomination Process. Our nominating and corporate governance committee considers suggestions from many sources, including management, directors, and stockholders regarding possible candidates for nomination to the board of directors. Any such suggestion by a stockholder should be submitted to the nominating and corporate governance committee in writing, c/o David S. Elkouri, Executive Vice President—General Counsel and Secretary, at 1000 Louisiana, Suite 5600, Houston, Texas, 77002. The information should include the name and address of the stockholder suggesting the individual as they appear on our books, the number and class of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC, and an indication of the individual’s willingness to be named as a nominee and to serve as a director of Petrohawk if nominated by the committee and the board. The recommendation must be accompanied by the candidate’s written consent to being named in our proxy statement as a nominee for election to the board of directors and to serving as a director, if elected. The recommendation and the director candidate’s written consent must be provided to us for an annual meeting of stockholders in accordance with the provisions of “Submission of Stockholder Proposals for Our 2010 Annual Meeting of Stockholders” starting on page 60 below and must otherwise comply with all the provisions set forth in Rule 14a-8 under the 1934 Act, and any other requirements of state law. We may also require any proposed nominee to furnish such other information as we or the committee may reasonably require to determine the eligibility of the nominee to serve as a director. For the deadline for stockholder suggestions of individuals to be considered by the committee for nomination as a candidate to be elected at the 2010 annual meeting of stockholders, see “Submission of Stockholder Proposals for Our 2010 Annual Meeting of Stockholders”. Candidates who have been suggested by stockholders are evaluated by the nominating and corporate governance committee in the same manner as are other candidates. Our nominating and corporate governance committee has not retained a third-party search firm to identify candidates, but may do so in the future in its discretion.

The nominating and corporate governance committee did not receive any stockholder recommendations for nomination to our board of directors in connection with this year’s annual meeting. The nominating and corporate governance committee has recommended Messrs. Christmas, Irish and Stone, who are current Class II directors, for reelection as the term of their class, Class II, is expiring on our classified board of directors.

Communications with the Board. Our stockholders may communicate concerns to any specific director, board committee or to the full board of directors by sending letters addressed to such directors, board committee or the full board of Petrohawk Energy Corporation at 1000 Louisiana, Suite 5600, Houston, Texas 77002, Attention: Mark J. Mize, Chief Ethics Officer. The Chief Ethics Officer will then, as appropriate, forward the communication to the intended director or directors, board committee or the full board of directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality such as stamping the envelope and the contents as “confidential”.

Communications with the Non-Management Directors. Interested parties may communicate concerns to the non-management members of our board of directors by sending a communication to the chairman of the audit committee, James L. Irish III, 1722 Routh Street, Suite 1500, Dallas, Texas 75201. The chairman of the audit committee will then forward such communication to all of our other non-management directors.

Executive Sessions. Our corporate governance guidelines currently provide that non-management directors must meet at regularly scheduled executive sessions without management, and if the group of “non-management” directors includes directors who are not independent under the NYSE rules, we must at least once a year schedule an executive session including only the independent directors. Our lead director, who is currently Mr. Irish and who is an independent and non-management director, presides over the executive sessions of our non-management directors. During 2008, our independent directors held four executive sessions without management present, and Mr. Irish presided over each executive session.

Board Attendance at Stockholder Meetings. Our corporate governance guidelines provide that our directors are strongly encouraged to attend annual meetings of our stockholders. Four members of our board attended last year’s annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2008, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

RELATED PARTY TRANSACTION REVIEW POLICIES AND PROCEDURES

A transaction or series of similar transactions to which we are a party in which the amount involved exceeds $120,000 and involves a director, executive officer, 5% holder or any immediate family members of these persons are generally evaluated by a special committee of disinterested directors formed by our board of directors to evaluate such transactions. In addition, our code of conduct provides that every employee should disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to our Chief Ethics Officer, Mark J. Mize, and every member of our board should disclose any material transaction or relationship that could be expected to give rise to a conflict of interest to the chairman of the audit committee. The audit committee has the authority to evaluate any such conflicts of interest and recommend actions to be taken by our board in connection with such conflicts of interest or to report the existence of any such conflicts of interest to the full board for it to take action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors, certain officers and holders of 10% or more of any class of our stock to report to the SEC, by a specified date, initial reports of ownership and reports of changes in ownership of our stock and other equity securities. To our knowledge based solely on a review of copies of reports filed under Section 16(a) furnished to us, our directors, executive officers and holders of 10% or more of our shares complied with these requirements, except that Christopher A. Viggiano was late filing a Form 4, and Richard K. Stoneburner, H. Weldon Holcombe, Charles W. Latch and Tina S. Obut were each late filing a Form 4 relating to the withholding of shares to satisfy withholding taxes applicable upon the vesting of restricted stock.

MANAGEMENT

The following table sets forth the names and ages of all of our corporate officers, the positions and offices with us held by such persons, the terms of their office and the length of their continuous service as a corporate officer:

Name	Corporate Officer Since	Age	Position
Floyd C. Wilson	May 2004	62	Chairman of the Board, President and Chief Executive Officer
Mark J. Mize	July 2005	37	Executive Vice President—Chief Financial Officer and Treasurer
Larry L. Helm	July 2004	61	Executive Vice President—Finance and Administration
Stephen W. Herod	May 2004	50	Executive Vice President—Corporate Development and Assistant Secretary
Richard K. Stoneburner	May 2004	55	Executive Vice President—Chief Operating Officer
David S. Elkouri	August 2007	55	Executive Vice President—General Counsel and Secretary
H. Weldon Holcombe	March 2007	56	Executive Vice President—Mid-Continent Region
Charles W. Latch	November 2007	64	Senior Vice President—Western Region
Tina S. Obut	March 2007	44	Senior Vice President—Corporate Reserves
C. Byron Charboneau	March 2008	32	Vice President—Chief Accounting Officer and Controller
Joan W. Dunlap	July 2007	35	Vice President—Investor Relations
Charles E. Cusack III	May 2008	50	Vice President—Exploration

Our executive officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Floyd C. Wilson has served as our Chairman of the Board, President and Chief Executive Officer since May 25, 2004. He was President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation in 1987, where he served as Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

Mark J. Mize has served as Executive Vice President—Chief Financial Officer and Treasurer since August 10, 2007. Mr. Mize was also appointed and has served as our Chief Ethics Officer and Insider Trading Compliance Officer since that time. He served as Vice President, Chief Accounting Officer and Controller from July 2005 until August 10, 2007. Mr. Mize joined us on November 29, 2004 as Controller. Prior to joining us, he was the Manager of Financial Reporting of Cabot Oil & Gas Corporation, a public oil and gas exploration company, from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to 2002. Mr. Mize is a Certified Public Accountant.

Larry L. Helm has served as Executive Vice President—Finance and Administration since August 1, 2007. Mr. Helm served as Vice President—Chief Administrative Officer from July 15, 2004 until August 1, 2005, and as Executive Vice President—Chief Administrative Officer from August 1, 2005 until August 2007. Prior to serving as an executive officer, Mr. Helm served on our Board of Directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Most recently Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

Stephen W. Herod has served as Executive Vice President—Corporate Development and Assistant Secretary since August 1, 2005. Mr. Herod served as Vice President—Corporate Development from May 25, 2004 until August 1, 2005. Prior to joining us, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He served as Executive Vice President—Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod served as a director of 3TEC from July 1997 until January 2002. Mr. Herod served as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President—Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC’s predecessor in June 1997. He joined Shore’s predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst.

Richard K. Stoneburner has served as Executive Vice President—Chief Operating Officer since September 13, 2007. Mr. Stoneburner previously has served as Executive Vice President—Exploration from August 1, 2005, until September 13, 2007. Mr. Stoneburner served as Vice President—Exploration from May 25, 2004 until August 1, 2005. Prior to joining us, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He joined 3TEC in August 1999 and was its Vice President—Exploration from December 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Stoneburner was employed by W/ E Energy Company as District Geologist from 1998 to 1999. Prior to joining 3TEC, Mr. Stoneburner worked as a geologist for Texas Oil & Gas, The Reach Group, Weber Energy Corporation, Hugoton and, independently through his own company, Stoneburner Exploration, Inc. Mr. Stoneburner has over 31 years of experience in the energy business.

David S. Elkouri has served as Executive Vice President—General Counsel and Secretary of Petrohawk since August 1, 2007. Mr. Elkouri has served as lead outside counsel for Petrohawk since 2004 and has been actively involved with the Company’s growth since that time. Prior to that time he served as lead outside counsel for 3TEC Energy Corporation from its inception in 1999 until it was acquired in 2003 and for Hugoton Energy Corporation from its inception in 1994 until it was acquired in 1998. Mr. Elkouri is a co-founder of Hinkle Elkouri Law Firm L.L.C. Mr. Elkouri’s practice has focused on tax, corporate and securities law with an emphasis on the oil and gas industry. Mr. Elkouri is a graduate of the University of Kansas School of Law where he served as a Research Editor of the Kansas Law Review.

H. Weldon Holcombe joined Petrohawk on July 12, 2006, effective upon the merger of KCS Energy, Inc. with and into the Company and has served as Executive Vice President—Mid-Continent Region since March 1, 2007. After the merger of KCS and Petrohawk, Mr. Holcombe became responsible for all of the merged company’s operations in the Mid-Continent Region including our interests in the Elm Grove and Terryville fields among others throughout the Mid-Continent Region. With the Company’s acquisition of Fayetteville Shale acreage in Arkansas and Haynesville Shale acreage in North Louisiana and East Texas, Mr. Holcombe became responsible for the growth and development of these key assets. Prior to the merger of KCS and Petrohawk, Mr. Holcombe served as Senior Vice President of KCS responsible for operations and engineering. Prior to joining KCS in 1996, he spent many years with Exxon in project and management positions associated with sour gas treatment, drilling, completions and reservoir management. Mr. Holcombe holds a degree in engineering from Auburn University.

Charles W. Latch has served as the Company’s Senior Vice President—Western Region since November 2007. From July 2006 through October 2007, Mr. Latch served as the Company’s Vice President of Operations. From 2004 until joining the Company in July 2006, Mr. Latch was employed by KCS Resources, serving as Vice President of Operations since November 2004. Mr. Latch was Senior Vice President of Technical Services with El Paso Production Company from November 2002 until joining KCS Resources.

Tina S. Obut has served as Senior Vice President—Corporate Reserves since May 15, 2008. Ms. Obut served as Vice President—Corporate Reserves from March 2007 to May 15, 2008. Ms. Obut initially joined the Company in April 2006 as Manager of Corporate Reserves. Prior to joining us, Ms. Obut was employed by El Paso Production Company as Manager of Reservoir Engineering Evaluations from July 2004 until April 2006. From 2001 to 2004, Ms. Obut was Planning and Asset Manager at Mission Resources. From 1992 to 2001, Ms. Obut was a Vice President with Ryder Scott Company, and from 1989 to 1992, she worked as a reservoir engineer with Chevron. Ms. Obut is a Registered Petroleum Engineer.

C. Byron Charboneau has served as the Company’s Vice President—Chief Accounting Officer and Controller since March 2008. From August 2007 through February 2008, Mr. Charboneau served as the Financial Controller and from January 2005 through July 2007, Mr. Charboneau served as the Company’s Director of Compliance and Accounting Research. From 1999 until joining the Company in January 2005, Mr. Charboneau was employed in the audit practice of PricewaterhouseCoopers, most recently as an audit manager with the Energy, Utilities and Mining Industry group. Mr. Charboneau is a Certified Public Accountant.

Joan W. Dunlap has served as Vice President—Investor Relations since July 2007. From August 2004 until 2006, Ms. Dunlap served as the Company’s Assistant Treasurer. Prior to joining Petrohawk, she was employed as an investment banking associate with JPMorgan Chase, accredited with Series 7 and Series 63, and as a financial analyst and research assistant for the Federal Reserve Bank. Ms. Dunlap holds a bachelor’s degree in economics from Tulane University and an M.B.A. from Rice University.

Charles E. Cusack III has served as Vice President—Exploration since May 2008. Mr. Cusack currently serves as the Haynesville Shale Project Manager and has most recently served as Petrohawk’s Exploration Manager for the Gulf Coast Division. Mr. Cusack was instrumental in the growth of the region from our initial investment in 2004, to its sale in 2007. Mr. Cusack has over 25 years of exploration and exploitation experience having worked in various positions for 3TEC Energy, Cockrell Oil, Amerada Hess, Tenneco Oil, and Gulf Oil. He holds an engineering degree from Texas A&M University.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth beneficial ownership of our common stock by each director and each nominee for director, each executive officer named in the Summary Compensation Table for 2008 set forth under “Executive Compensation—2008 Compensation Program—Summary Compensation Table for 2008,” and all directors and named executive officers of the Company as a group, based upon information known to us as of April 27, 2009. The “Percent of Class” column below represents the percentage of outstanding shares of our common stock plus shares issuable upon exercise of all options, stock-settled stock appreciation rights, warrants and similar derivative securities that are currently exercisable or that may become exercisable within 60 days of April 27, 2009, assuming the stock options, stock-settled stock appreciation rights, warrants and similar derivative securities owned by all other stockholders are not exercised. As of April 27, 2009, there were 275,582,381 shares of our common stock outstanding, and an additional 4,231,603 option shares, stock-settled appreciation rights, warrants and similar derivative securities were exercisable within the 60 days. Unless otherwise indicated, the named person below has the sole voting and dispositive powers with respect to the shares of our common stock set forth opposite such person’s name. The total number also includes, where applicable, restricted shares of common stock granted to each non-employee director under Petrohawk’s 2004 Non-Employee Director Incentive Plan, as amended, and the 2005 KCS Plan and restricted shares of common stock granted to each officer under the 2004 Petrohawk Plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors
Floyd C. Wilson	4,087,909	(1)	1.48%
James W. Christmas	2,898,251	(2)	1.05%
Tucker S. Bridwell	301,198	(3)	*
Thomas R. Fuller	37,802		*
James L. Irish III	127,344	(4)	*
Gary A. Merriman	64,620	(5)	*
Robert G. Raynolds	973,478	(6)	*
Robert C. Stone, Jr.	128,400	(7)	*
Christopher A. Viggiano	121,410	(8)	*

*	The percentage of shares beneficially owned by this director or executive officer does not exceed one percent of the shares of our common stock outstanding.
(1)

Includes options, warrants and/or similar derivative securities to purchase 372,333 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009. Includes 100,000 stock appreciation rights. Includes 130,333 shares of unvested restricted common stock of Petrohawk over which Mr. Wilson has sole power to vote but disposition rights are currently restricted. Includes 2,000,000 shares of Petrohawk common stock pledged as security by Mr. Wilson.

(2)

Mr. Christmas has sole voting and dispositive power over 1,615,336 shares of Petrohawk common stock and he shares with his wife voting and dispositive power over 360,252 shares of Petrohawk common stock. Includes 59,400 shares held in trust for Mr. Christmas’ children as to which Mr. Christmas disclaims any beneficial ownership. Includes options, warrants and/or similar derivative securities to purchase 863,263 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009.

(3)

Includes (a) 81,519 shares of Petrohawk common stock of which Mr. Bridwell is the owner of record or are held in “street name” on his behalf, and over which he has sole voting and sole dispositive power; and (b) 166,157 shares of Petrohawk common stock and 53,522 shares of Petrohawk common stock underlying warrants over which Mr. Bridwell has sole voting and sole dispositive power due to his position as President of the Dian Graves Owen Foundation. With respect to the shares and shares underlying warrants described in this footnote 3, Mr. Bridwell has shared voting and shared dispositive power with Mrs. Dian Graves Stai.

(4)

Mr. Irish has sole voting and dispositive power over 85,844 shares of Petrohawk common stock and shared voting and dispositive power over 41,500 shares of Petrohawk common stock. Includes 13,000 shares owned by The James L. Irish III Trust, of which Mr. Irish is a trustee and beneficiary. Includes shares owned by the following family trusts of which Mr. Irish is a co-trustee, but not a beneficiary, and for which Mr. Irish shares voting and disposition powers with co-trustees: (a) The Jonathan Michael Irish Trust (3,500 shares), (b) The Kathleen Ann Irish Trust (12,500 shares), and (c) the Nancy Lynn Irish Trust (12,500 shares).

(5)

Includes options and/or similar derivative securities to purchase 21,335 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009.

(6)

Includes the following: (a) 17,617 shares held in trust established for the benefit of Mr. Raynolds’ children as to which Mr. Raynolds disclaims any beneficial ownership; (b) 797,352 shares held by a family trust for which Mr. Raynolds is a co-trustee and holds a remainder interest in such trust and has shared voting and investment power; and (c) 3,478 shares held by a SEP IRA over which Mr. Raynolds has sole voting and sole dispositive power. Also includes options and/or similar derivative securities to purchase 30,815 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009.

(7)

Includes options and/or similar derivative securities to purchase 75,000 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009. Includes 2,500 shares held in an IRA over which Mr. Stone has sole voting and sole dispositive power.

(8)

Includes options and/or similar derivative securities to purchase 30,815 shares of Petrohawk common stock which are currently exercisable, and 3,200 shares held by his immediate family for which Mr. Viggiano has no voting or disposition power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers
Mark J. Mize	161,521	(9)	*
Richard K. Stoneburner	516,771	(10)	*
Larry L. Helm	583,545	(11)	*
H. Weldon Holcombe	255,177	(12)	*
All Named Executive Officers and Directors as a group (13 persons)	10,256,396		3.73%

*	The percentage of shares beneficially owned by this director or executive officer does not exceed one percent of the shares of our common stock outstanding.
(9)

Includes options, warrants and/or similar derivative securities to purchase 61,666 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009. Includes 20,000 stock appreciation rights. Includes 57,334 shares of unvested restricted common stock of Petrohawk over which Mr. Mize has sole power to vote but disposition rights are currently restricted. Includes 18,500 shares of Petrohawk common stock pledged as security by Mr. Mize.

(10)

Includes options, warrants and/or similar derivative securities to purchase 197,666 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009. Includes 40,000 stock appreciation rights. Includes 70,334 shares of unvested restricted common stock of Petrohawk over which Mr. Stoneburner has sole power to vote but disposition rights are currently restricted.

(11)

Includes options, warrants and/or similar derivative securities to purchase 224,333 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009. Includes 40,000 stock appreciation rights. Includes 62,667 shares of unvested restricted common stock of Petrohawk over which Mr. Helm has sole power to vote but disposition rights are currently restricted. Includes 154,406 shares of Petrohawk common stock pledged as security by Mr. Helm.

(12)

Includes options, warrants and/or similar derivative securities to purchase 96,818 shares of Petrohawk common stock which are currently exercisable, and none will become additionally exercisable on or before June 26, 2009. Includes 20,000 stock appreciation rights. Includes 72,375 shares of unvested restricted common stock of Petrohawk over which Mr. Holcombe has sole power to vote but disposition rights are currently restricted. Includes 4,397 shares of Petrohawk common stock which are indirectly held by Mr. Holcombe in his 401(k) account.

EXECUTIVE COMPENSATION

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

Compensation Discussion and Analysis

Introduction

The following discussion provides an overview of the compensation committee of our board of directors, the background and objectives of our compensation programs for our senior management, and the material elements of the compensation of each of our executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title
Floyd C. Wilson	Chairman of the Board, President and Chief Executive Officer (our principal executive officer)

Mark J. Mize	Executive Vice President—Chief Financial Officer and Treasurer (our principal financial officer)

Richard K. Stoneburner	Executive Vice President—Chief Operating Officer

Larry L. Helm	Executive Vice President—Finance and Administration

H. Weldon Holcombe	Executive Vice President—Mid-Continent Region

Overview of the Compensation Committee

The compensation committee of the board of directors is comprised entirely of independent directors in accordance with the rules of the New York Stock Exchange governing listed companies. The current members of our compensation committee are Gary A. Merriman (Chairman), Christopher A. Viggiano, and Thomas R. Fuller.

The primary duties and responsibilities of the compensation committee are to establish and implement our compensation policies and programs for senior management, including the named executive officers. The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. A copy of our compensation committee charter is available on our website at www.petrohawk.com under the section “About Us—Corporate Governance.” The compensation committee also periodically reviews and assesses the adequacy of its charter and recommends any proposed changes to our board of directors for approval.

The compensation committee works with our executive vice president—finance and administration to establish an agenda for each meeting of the compensation committee and, with the assistance of outside advisors, to prepare meeting materials. Our chief executive officer, executive vice president—finance and administration and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the matters to be discussed. Only members of the compensation committee vote on items before the compensation committee; however, the compensation committee and board of directors often solicit the views of the chief executive officer on compensation matters, including as they relate to the compensation of the other members of senior management.

Objectives of Our Compensation Program

Our success depends on the continued contributions of our senior management and other key employees. Our compensation program is intended to attract, motivate and retain experienced and qualified personnel by providing compensation that is competitive in relation to our peers while recognizing overall business results and individual merit, and which supports the attainment of our strategic objectives by tying the interests of senior management and key employees to those of our stockholders through the use of equity-based compensation.

Design of Our Compensation Program

Our compensation program for senior management, including the named executive officers, is designed to:

•	provide compensation that is competitive with our compensation peer group;

•	balance short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and

•	deliver a mix of fixed and at-risk compensation that is directly related to stockholder value and our overall performance.

Each element of compensation is reviewed and considered with the other elements of compensation to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program. In designing the compensation program and in determining senior management compensation, including the compensation of the named executive officers, we also considered the following factors:

•	our operating and financial performance compared with targeted goals;

•	our size, growth and performance relative to companies in our compensation peer group;

•	each individual’s contributions to our overall results; and

•	the external challenges to our ability to attract and retain strong management.

In establishing compensation, the committee retains an independent compensation consultant, Longnecker & Associates, to assist us in evaluating the competitiveness of our executive compensation programs and in assessing whether our compensation practices are achieving our goals. As part of its engagement, Longnecker & Associates generates a report that includes a compilation of compensation and performance data (“Survey Data”) prepared based upon data for our compensation peer group, set forth below, broad industry-specific compensation survey data for other companies that participate in energy and general industry surveys, as well as particularized data for industry participants to the extent the consultant determines that such additional data would prove useful in our compensation process. We utilize the Survey Data to assess the competitiveness of our compensation programs with our compensation peer group and their effectiveness in achieving our goals. The consultant reports directly to the committee and may work with management when preparing materials for the committee. Longnecker & Associates provides no other service for us.

In developing our compensation structure, we review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies selected by the compensation committee from domestic oil and natural gas exploration and development companies. We periodically review, evaluate and update our compensation peer group to provide on-going comparability for compensation purposes. Adjustments to our compensation peer group are made from time to time on account of business combinations or sales of peer group companies, as well as when necessary, in the opinion of our compensation committee, to better reflect the companies that compete with us for management talent and share common characteristics with our business, assets, drilling budget and size. However, because we compete for management talent with other companies in the industry who are engaged in the exploration, development and production of oil and natural gas, both onshore and offshore, we also compare our pay practices to a broad industry group based upon the Survey Data. For the compensation structure developed for 2008, the compensation peer group consisted of the following ten companies:

•	Cabot Oil & Gas Corporation

•	Comstock Resources, Inc.

•	Cimarex Energy Corporation

•	Encore Acquisition Company

•	EXCO Resources, Inc.

•	Forest Oil Corporation

•	The Houston Exploration Company

•	Range Resources Corporation

•	St. Mary Land & Exploration Company

•	Whiting Petroleum Corporation

In conjunction with our consideration of cash bonuses to be paid in 2009 based upon 2008 performance, as well as in establishing 2009 base salary and equity awards, we revised our compensation peer group on account of business combinations in the prior year group and due to changes in our business and assets over the year. Our compensation peer group for 2009 consists of the following eleven companies:

•	Berry Petroleum Company

•	Cabot Oil & Gas Corporation

•	Carrizo Oil & Gas, Inc.

•	Cimarex Energy Corporation

•	Comstock Resources, Inc.

•	Denbury Resources Inc.

•	EXCO Resources, Inc.

•	Forest Oil Corporation

•	Mariner Energy Inc.

•	Plains Exploration & Production Company

•	St. Mary Land & Exploration Company

For 2008, we generally targeted compensation for our management at approximately the 75th percentile of our compensation peer group. We established compensation at this level because we believe it is required for us to attract and retain talented management capable of executing our rapid growth business plan and managing our business in a competitive environment. In establishing total compensation for our management, our compensation committee assesses the performance of our management relative to our peer group and in light of compensation practices among the broader industry group against whom we compete for management talent.

The operating and financial performance factors that we utilize in our compensation program and the goals that we established relative to those factors for 2008 are discussed in detail below, under the heading “Annual Cash Incentives”. As discussed below, in establishing bonuses for 2008 (paid in 2009) our emphasis is on our company’s performance across various operating metrics and taking into consideration our management’s performance in formulating and implementing our strategic objectives in light of internal and external challenges encountered during the year. Our compensation committee views the successful implementation of our goals as a

“team” effort and does not establish individualized performance targets or goals. However, our compensation committee does recognize that each member of management will contribute to our overall results and the achievement of our goals to varying degrees, and it takes these relative contributions into account in establishing annual cash incentives, also as discussed below.

2008 Compensation Program

Elements of Compensation

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options, stock appreciation rights and restricted stock grants as well as post-termination severance (under certain circumstances), and other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, the reimbursement of automobile expenses for our chief executive officer and the reimbursement of certain club dues for our chief executive officer and chief financial officer.

Base Salary

We review base salaries for our chief executive officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group and the compensation reflected in the Survey Data, the relationship among base salaries paid within our company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our program design objectives, including the ability to attract, motivate and retain individuals in a competitive environment. During 2008, we increased the base salaries of the named executive officers based upon our analysis of competitive market practice.

Base salaries for our named executive officers in 2008 were as follows:

Name	Amount of Base Salary Increase for 2008	2008 Base Salary
Floyd C. Wilson	$60,000	$660,000
Mark J. Mize	$40,000	$300,000
Richard K. Stoneburner	$50,000	$350,000
Larry L. Helm	$25,000	$350,000
H. Weldon Holcombe	$50,000	$300,000

Subsequent to 2008, and effective March 1, 2009, we increased the base salaries of the named executive officers based upon our annual analysis of competitive market practice and, in the case of Mr. Stoneburner, considering his appointment as Chief Operating Officer. In general, we targeted base compensation using the same 75th percentile target for our compensation peer group as we utilized in 2008, except for our chief executive officer, where we targeted the 90th percentile of our compensation peer group. Information regarding the incremental increase for 2009 in the base salary of each of the named executive officers is set forth below under the heading “Compensation Adjustments and Long-term Incentive Awards Subsequent to Fiscal Year End.”

Annual Cash Incentives

Annual cash incentives for each year are determined during the February following the end of the year, when our results for the preceding year become available. Annual cash incentive compensation is intended to focus and reward individuals on measures identified as having a positive impact on our annual business results. As a general matter, we review the following performance factors in determining annual cash incentives:

•	increases in annual production rates;

•	growth in proved reserves and resource potential;

•	finding and development costs;

•	cash flow from operations per share;

•	lease operating expenses per mcfe;

•	general and administrative expenses per mcfe; and

•	qualitative factors considered significant by the compensation committee.

With respect to some of these factors, our compensation committee establishes targets in advance, generally in February of each year. For certain other factors, the compensation committee does not establish targets but takes performance relative to prior year results into account in establishing compensation. For 2008, our compensation committee established targets for production (between 295 million cubic feet natural gas equivalent per day (Mmcfe/d) to 315 Mmcfe/d); lease operating expense (between $0.50 – $0.60 per mcfe), general and administrative expenses (between $0.33 – $0.40 per mcfe, excluding stock based compensation expense). For 2008, taking into account the compensation practices of our compensation peer group, as reflected in the Survey Data, our compensation committee also established an annual cash incentive target for senior executives of 100% of base salary, with the understanding that such amount might be earned if the targets for performance factors established by the compensation committee in advance were met and company performance relative to the other performance factors was deemed satisfactory, in our discretion. We do not assign in advance any specific weight to any of the performance factors that we take into account in making compensation determinations.

We establish bonus targets and performance targets for senior management for a variety of reasons, including to assist in communicating corporate objectives and expectations and to motivate management. However, our compensation program is not formulaic or inflexible. We retain the discretion to alter performance factors and targets and, in assessing performance of the company or an individual, such other factors as we may consider relevant in establishing compensation. Accordingly, compensation, including annual cash compensation, may vary greatly from year to year and from executive to executive as a consequence of corporate performance and individual contribution relative to the factors listed above and other factors that we may consider important, which may carry varying weight over time depending on the circumstances. As we did for 2008, we may award cash bonuses that are in excess of targeted annual cash incentive compensation.

During mid-2007, our chief executive officer recommended, and we announced, a fundamental change in our business strategy that involved a shift in focus towards unconventional resource-style natural gas plays which we believed would better position us for long-term production and reserve growth. As part of our execution of this strategy, we sold our Gulf Coast properties in November 2007 for approximately $800 million. At the time, our Gulf Coast properties represented a significant percentage of our then current production, proved reserves and potential future drilling locations, and the disposition of these properties and our investment in largely undeveloped, non-producing properties resulted in the additional challenge of successfully managing our near-term cash flow requirements. The proceeds from the sale of our Gulf Coast properties as well as capital we raised by accessing the debt and equity markets during 2008 were deployed to accumulate our largely undeveloped acreage position in several shale plays, including in the Haynesville, Eagle Ford, and Fayetteville shales, and to support our capital spending, including a substantial drilling budget allocated to these properties. These actions were successfully implemented against the backdrop of a recession in the United States, significant declines in the stock exchanges and, during the latter part of 2008, disruptions in the credit markets and dramatically declining commodity prices.

For 2008, we reported production of 305 Mmcfe/d, which represented a 35% increase over 2007 and was within the target range established by our compensation committee; lease operating expense of $0.47 per mcfe, which was $0.03 per mcfe below the low-end of our target range; and general and administrative expenses of $0.56 per mcfe, which was $0.16 per mcfe above the high-end of our target range due to staffing increases associated with our growth that were not contemplated at the time this target was established. We also reported proved reserves 34% higher than year-end 2007, and improved our potential to realize additional increases in future reserves and production as a consequence of our accumulation of a large undeveloped leasehold acreage position. Among the other performance factors for which no targets were established, cash flow per share was lower and finding and development costs were higher than in the prior year, but these measures were adversely impacted by, among other things, the implementation of our strategic plan, including the sale of our Gulf Coast properties, our investment in undeveloped acreage and our associated financing activities. As a consequence of our implementation of our strategic plan beginning in late 2007 and continuing through 2008, however, qualitative factors relating to the execution of that plan were a more significant influence on the annual cash compensation paid to the named executive officers for 2008 than was performance relative to these operating metrics.

In light of the foregoing achievements, and taking into account the Survey Data regarding the cash incentives paid to senior management by our compensation peer group to assess the competitiveness of our compensation, senior executives were awarded cash bonuses generally equal to two times their base salary, or twice the target established in advance, with Messrs. Wilson, Stoneburner and Holcombe receiving amounts in excess of that multiple based upon the compensation committee’s determination that their relative contributions were more integral to the implementation of our strategic objectives and our overall performance, given their positions and responsibilities. Specifically, Messrs. Stoneburner and Holcombe were directly responsible for our drilling, completion, production and sales activities that underlay our performance, and Mr. Wilson was ultimately responsible for the implementation of our strategic and operational objectives and the management of our affairs in a challenging environment.

The annual cash incentives awarded to the named executive officers for fiscal year 2008 performance are included in the Summary Compensation Table for 2008 on page 33. The table reflects awards for 2008 performance that were paid during March 2009.

Long-term Incentives

Long-term incentives comprise a significant portion of a senior executive’s compensation package. Long-term incentives are consistent with our objective of providing an “at-risk” component of compensation. Our business strategy embraces the consolidation trend in our industry and providing long-term incentive award opportunities for senior executives and key employees both align their interests with those of our stockholders and help to offset the negative implications that such a strategy may have on our ability to attract and retain talented management and key employees. In establishing long-term incentive awards we endeavor to remain consistent with the Survey Data while taking into account each individual’s performance.

In 2008, the compensation committee awarded grants of restricted stock and stock options to senior executives, each of which is discussed in more detail below. For 2009, the compensation committee has approved a mix of long-term incentives awarded to senior executives that includes stock options and restricted stock. For the past several years, our compensation committee has awarded an approximately equal amount in value of long-term incentive awards comprised of restricted stock and stock options or stock settled stock appreciation rights because of the differing risk and reward characteristics of these awards and considering the Survey Data. From time to time, the compensation committee may utilize a different mix of stock options, restricted stock and stock appreciation rights, each of which is permitted under our equity incentive plans, discussed in more detail below, depending upon the compensation committee’s current view of the most efficacious method to provide incentives under current market conditions, taking into account the practices of our peer group, as reflected in the Survey Data. The compensation committee approves the total stock options, restricted stock and stock appreciation rights that will be made available to all employees as well as the size of individual grants for each member of senior management. All grants are made in accordance with our Equity-Based Incentive Grant Policy, which sets forth the timing of awards and the procedures for making awards and, in the case of stock options and stock appreciation rights, for determining the exercise price or grant value, respectively, of the award. The amounts granted vary each year and are based on management’s performance, our analysis of compensation peer group data, the Survey Data and management’s total compensation package. Previous awards and grants, whether vested or unvested, may be considered by the compensation committee in establishing the current year’s awards and grants.

2004 Employee Incentive Plan

On June 3, 2004, our compensation committee and our board of directors approved the Petrohawk Energy Corporation 2004 Employee Incentive Plan, as amended, referred to as the 2004 Petrohawk Plan in this proxy statement. On July 15, 2004, the 2004 Petrohawk Plan was approved by our stockholders. Increases to the number of shares available under the 2004 Petrohawk Plan were subsequently approved by our stockholders in November 2004, July 2005, July 2006 and July 2007. Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants under the 2004 Petrohawk Plan, currently a maximum of 12.55 million shares of common stock may be issued under the 2004 Petrohawk Plan. Out of the total number of shares available under the 2004 Petrohawk Plan, a maximum of 3.61 million shares of incentive stock, restricted stock and stock appreciation rights may be issued.

The 2004 Petrohawk Plan facilitates the issuance of future long-term incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently our compensation committee. For the year ended December 31, 2008, a majority of our employees received awards under the 2004 Petrohawk Plan.

The 2004 Petrohawk Plan permits the granting of awards in the form of options to purchase our common stock, shares of restricted stock, shares of incentive stock (stock issued without restrictions) and stock appreciation rights. Recipients are not permitted to receive in any one year options or stock appreciation rights to purchase or receive in excess of 200,000 shares or grants of restricted or incentive stock in excess of 100,000 shares. As of December 31, 2008, no incentive stock had been issued, a total of 946,949 shares of common stock had been issued as restricted stock, 3,216,689 shares were reserved for the exercise of outstanding stock options and 683,336 shares reserved for the exercise of outstanding stock appreciation rights. As of December 31, 2008, 5,682,010 shares of our common stock remained available for issuance pursuant to the 2004 Petrohawk Plan.

The 2004 Petrohawk Plan will expire on June 2, 2014. No grants will be made under the 2004 Petrohawk Plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2004 Petrohawk Plan. Our board of directors may, in its discretion, terminate the 2004 Petrohawk Plan at any time. The termination of the 2004 Petrohawk Plan would not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The board may at any time and from time to time amend the 2004 Petrohawk Plan in whole or in part. Any amendment which must be approved by our stockholders in order to comply with the terms of the 2004 Petrohawk Plan, applicable law or the rules of the principal securities exchange, association or quotation system on which our common stock is then traded or quoted will not be effective unless and until such approval has been obtained. The board is not permitted, without the further approval of the stockholders, to make any alteration or amendment which would materially increase the benefits accruing to participants under the 2004 Petrohawk Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the 2004 Petrohawk Plan, change the class of individuals eligible to receive awards under the 2004 Petrohawk Plan or extend the term of the 2004 Petrohawk Plan.

1999 Incentive and Non-Statutory Stock Option Plan

On August 20, 1999, our board of directors approved the Petrohawk Energy Corporation 1999 Incentive and Non-Statutory Stock Option Plan (the “1999 Plan”). On September 11, 2000, the 1999 Plan was approved by our stockholders. An amendment to the 1999 Plan to increase the number of shares available under the 1999 Plan was subsequently approved by our stockholders on June 20, 2003. As a consequence of the adoption of the 2004 Petrohawk Plan, we no longer issue grants under the 1999 Plan. As of December 31, 2008, a total of 97,502 shares of common stock were issuable upon the exercise of outstanding stock options under the 1999 Plan.

Incentive Plans Assumed in Connection with Acquisitions

In July 2006, as part of our merger with KCS, we assumed the KCS Energy, Inc. 2001 Employees and Directors Stock Plan (the “2001 KCS Plan”) and the 2005 KCS Plan (together with the 2001 KCS Plan, the “KCS Plans”). As of July 18, 2007, no new awards are permitted to be issued under the 2005 KCS Plan.

The KCS Plans are administered by our compensation committee. The 2005 KCS Plan permitted grants of awards of options to purchase common stock, shares of restricted stock, shares of incentive stock (stock issued without restrictions), and stock appreciation rights. On March 2, 2007, 172,850 shares of restricted stock and 397,400 shares of stock appreciation rights were granted under the 2005 KCS Plan to persons that were former employees of KCS and continued to be employed by us. As of December 31, 2008, 256,243 shares of restricted stock and 1,484,462 shares of stock options and appreciation rights were outstanding under the KCS Plans. All awards outstanding under the 2001 KCS Plan will expire on or before March 30, 2011. All awards outstanding under the 2005 KCS Plan will expire on or before March 2, 2017.

In July 2005, as part of our merger with Mission Resources Corporation, we also assumed the Mission Resources Corporation 2004 Incentive Plan (the “Mission Plan”). We do not issue new awards under the Mission Plan. As of December 31, 2008, there were options for the purchase of a total of 83,112 shares of our common stock outstanding under the Mission Plan. All awards outstanding under the Mission Plan will expire on or before April 12, 2015.

The long-term incentive information related to the named executive officers during fiscal year 2008 is included in the Summary Compensation Table for 2008 on page 33. Additional information on long-term incentive awards for 2008 is shown in the Grants of Plan-Based Awards Table on page 34 and the Outstanding Equity Awards at December 31, 2008 Table on page 35.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide senior management and key employees with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link a portion of the option holder’s compensation to stockholders’ interests by providing an incentive to increase the market price of our stock.

Option grants to senior management are generally considered annually, at the same time as grants are considered for the general eligible employee population, in February, after our year-end results become available. Our practice is that the exercise price for each stock option is the market value on the date of grant, which is normally the date that our compensation committee approves the award at a meeting of the compensation committee or forty-eight hours after our release of earnings in accordance with our Insider Trading Policy. Our current policy provides for grants to be made or priced only during a trading window, as set forth in our Insider Trading Policy, and within such window only at such time as there is no material non-public information regarding the company. Under our 2004 Petrohawk Plan the option price may not be less than the fair market value (the closing market price) of the shares on the date of grant. With respect to employees who are not executive officers, the compensation committee may delegate its authority to make such grants to our chief executive officer by specifying the grant date, the total number of shares that may be subject to grants and other material terms of the grants. All proposed stock options to new-hire employees are required to be approved by our compensation committee. Alternatively, our compensation committee may authorize in writing, in advance of any fiscal quarter, the number of shares underlying stock options that may be granted to new hire employees for the following fiscal quarter and provide that our chief executive officer may allocate such stock options at his discretion. The grant date in this instance is generally the date of hire.

Stock options generally vest and become exercisable one-third annually after the original grant date. In certain instances, however, stock options may vest on an accelerated basis, such as in the event an executive’s employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our company, or in the event of the executive’s death or disability while employed by us. Under these circumstances all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in the stock option award agreement or the employment agreement, if applicable. The employment agreements that we entered into with the named executive officers during 2006 and amended in 2007 provide for all stock options held by an executive to automatically vest and become exercisable in the event his employment is terminated by us without cause or by the executive with or without good reason within a two-year period following a change of control of our company.

There is a limited term in which an executive can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant, which is the maximum term of an option permitted under the 2004 Petrohawk Plan, the Mission Plan and the KCS Plans. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

The exercise prices of the stock options granted to the named executive officers during fiscal year 2008 are shown in the Grants of Plan-Based Awards in 2008 Table on page 34. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards in 2008 Table.

Restricted Stock Awards

During 2008, we granted restricted stock awards to various officers (including our named executive officers) and key employees under the 2004 Petrohawk Plan. Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain “vesting” dates. Prior to the restrictions thereon lapsing, the participant may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which the participant owns. Once the restrictions lapse with respect to shares of restricted stock, the participant owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws. Despite the restrictions, each participant will have full voting rights and will receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the participant owns.

The compensation committee does take prior grants into account in the design of future programs and awards. Restricted stock awards to senior management are generally considered annually, in February, after our year-end results become available, and at the same time as grants to the general eligible employee population are considered.

Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership, encourage retention of our senior management and result in business decisions that may drive stock price appreciation. Recognizing that our business is subject to significant fluctuations in commodity prices that may cause the market value of our common stock to fluctuate, we also intended the awards to provide an incentive for senior management to remain with us throughout commodity price and business cycles.

Restricted stock awards generally vest one-third annually after the original award date. As a consequence, the recipients do not become unconditionally entitled to retain any of the shares of restricted stock until one year following the date of grant, subject to certain exceptions related to termination of employment. Any unvested restricted stock awards generally are forfeited if the executive terminates employment with us. In certain instances, however, restricted stock awards may vest on an accelerated basis, such as in the event of the executive’s employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our company, or in the event of the executive’s death or disability while employed by us. Under these circumstances all restricted stock awards held by the executive may automatically vest in accordance with the terms outlined in the restricted stock award agreement or the employment agreement, if applicable. The employment agreements that we entered into with the named executive officers during 2006 and amended in 2007 provide for all restricted stock awards held by an executive to automatically vest in the event his employment is terminated by us without cause or by the executive with or without good reason within a two year period following a change of control of our company.

The restricted stock grants to the named executive officers during fiscal year 2008 are shown in the Grants of Plan-Based Awards in 2008 Table on page 34.

Stock Appreciation Rights

The 2004 Petrohawk Plan permits awards of stock appreciation rights. A stock appreciation right is very similar to a stock option, in that it represents the right to realize the increase in market price, if any, of a fixed number of shares over the grant value of the right, which is equal to the market price of our common stock on the date of grant. However, whereas to realize the value of a stock option the holder must pay the exercise price in exchange for shares of stock underlying the option, the value embodied by the stock appreciation right, if any, may be settled in exchange for shares of common stock valued on the date of settlement.

Stock appreciation rights provide incentives for the recipient that are very similar to the incentives provided by stock options, in that the stock appreciation right becomes valuable only if our common stock price increases above the grant value of the right and the holder of the right remains employed during the period required for the right to vest, thus providing an incentive for the holder to remain employed by us. Stock appreciation rights link a portion of the holder’s compensation to stockholders’ interests by providing an incentive to increase the market price of our stock.

Grants of stock appreciation rights to senior management are generally considered annually, at the same time as grants are considered for the general eligible employee population, in February, after our year-end results become available. Our practice is that the exercise price for each stock appreciation right is the market value of our common stock on the date of grant, which is normally the date that our compensation committee approves the award at a meeting of the compensation committee or forty-eight hours after our release of earnings in accordance with our Insider Trading Policy. Our current policy provides for grants to be made during a trading window, as set forth in our Insider Trading Policy, and within such window only at such time as there is no material non-public information regarding the company. With respect to employees who are not executive officers, the compensation committee may delegate its authority to make such grants to our Chief Executive Officer by specifying the grant date, the total number of shares that may be subject to grants and other material terms of the grants. All proposed grants of stock appreciation rights to new-hire employees are required to be approved by our compensation committee. Alternatively, our compensation committee may authorize in writing, in advance of any fiscal quarter, the number of shares underlying stock appreciation rights that may be granted to new hire employees for the following fiscal quarter and provide that our Chief Executive Officer may allocate such stock options at his discretion. The grant date in this instance is generally the date of hire.

Stock appreciation rights generally vest one-third annually after the original grant date. In certain instances, however, stock appreciation rights may vest on an accelerated basis, such as in the event an executive’s employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our company, or in the event of the executive’s death or disability while employed by us. Under these circumstances all stock appreciation rights held by the executive may automatically vest in accordance with the terms outlined in the stock appreciation award agreement or the employment agreement, if applicable. The employment agreements that we entered into with the named executive officers during 2006 and amended in 2007 provide for all stock appreciation awards held by an executive to automatically vest in the event his employment is terminated by us without cause or by the executive with or without good reason within a two year period following a change of control of our company.

There is a limited term in which an executive can exercise a stock appreciation right, known as the “term.” The term is generally ten years from the date of grant, which is the maximum term permitted under the 2004 Petrohawk Plan. At the end of the term, the right to receive the value of the stock appreciation right expires.

No stock appreciation rights were granted in 2008.

Retirement Benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including the named executive officers, are currently provided principally through a tax-qualified profit sharing and 401(k) plan (our “Savings Plan”), in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $15,500 in calendar year 2008 (plus up to an additional $5,000 in the form of “catch-up” contributions for participants age 50 and above), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code’), so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 100% of the amount an employee contributes to the Savings Plan, subject to a 10% maximum based on the employee’s compensation as defined in the Savings Plan. Executives participate in the Savings Plan on the same basis as other employees.

The Savings Plan provides for 36 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions.

We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On July 11, 2006, we entered into employment agreements with Messrs. Wilson, Mize, Stoneburner and Helm. During 2006 we faced increasing competition for management talent at the same time as anticipated changes to our board of directors and the constitution of our compensation committee as a consequence of our pending merger with KCS created greater uncertainty for management. These factors led us to conclude that it was appropriate and in our best interests to enter into employment agreements with each of the named executive officers.

In September 2007, we amended the employment agreements for each of Messrs. Wilson, Mize, Stoneburner and Helm to clarify payment terms under change of control and employment termination scenarios and to comply with final 409A regulations. We also entered into an employment agreement with Mr. Holcombe at that time. The following summarized the terms of the employment agreements as amended.

Term of Employment Agreements

The initial term of employment of each of our current named executive officers is two years from the effective date of their employment agreements. Each agreement with an executive provides for automatic one year extensions unless either party provides written notice six months prior to expiration of the initial term or any extension. During 2008, each of the employment agreements with each named executive officer was automatically renewed.

Compensation and Benefits

The salary payable to each of the named executives during 2008 is the amount set forth under the heading “2008 Base Salary” in the table above. The salary of each executive is subject to periodic review and may be increased from time to time by the compensation committee. The base salary for each of the named executives during 2009 is set forth in under the heading “Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End” below. Each executive is eligible to receive bonuses, grants of stock options, restricted stock or other equity awards as determined in the discretion of the compensation committee. Each of the executives is also entitled to reimbursement for reasonable business expenses and to participate in our life, health, and dental insurance programs, and all other employee benefit plans which we may, from time to time, make available. We do not provide tax gross-ups for compensation or benefits, other than under limited circumstances where excise taxes are imposed by Sections 4999 or 409A of the Code.

Our chief executive officer is entitled under his employment agreement to receive a vehicle allowance and reimbursement for admission to, and the dues for, one club membership. Our chief financial officer is entitled under his employment agreement to be reimbursed for admission to, and the dues for, one club membership.

Our use of expense reimbursement and perquisites as an element of compensation is limited and is largely based on historical practices. We do not view these items as a significant element of our compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. The compensation committee annually reviews these items provided to determine if they are appropriate and if any adjustments are warranted.

Termination Provisions and Severance Payments

We may terminate each executive’s employment upon disability, for cause or without cause. Each executive may terminate his employment based on uncured material breaches of his employment agreement by us, a reduction in the base compensation or target bonus payable to him, a material reduction in the scope of his office and responsibilities, a failure by us to continue any compensation or benefit plan that is material to the executive’s total compensation or the permanent relocation of the executive outside of the metropolitan area of Houston, Texas. If the employment of any of the executives is terminated by death or disability, such executive (or his or her personal representative in the event of death) is entitled to receive his accrued unpaid base compensation, plus an optional bonus to be determined by the compensation committee, and all stock options and other incentive awards held by the executive will become fully vested and immediately exercisable, and all restrictions on any shares of restricted stock will be removed. If the employment of any of the executives is terminated by us for cause, such executive (or his or her personal representative in the event of death) is entitled to receive his accrued unpaid base compensation.

If the employment of any executive is terminated by us without cause or by such executive with good reason, and such termination is not within two years after a change in control, such executive will be entitled to the accrued portion of unpaid salary, payment of a prorated amount of the executive’s bonus for the year in which the termination occurs, a severance payment equal to one year’s base salary plus the higher of the current year target bonus or the bonus paid for the preceding year, payment of the premiums for medical and dental insurance for him and his entire family for one year following termination, and the full vesting of all his unvested options and all restrictions removed from his shares of restricted stock. If such executive is terminated by us without cause or such executive terminates his employment with the Company with or without good reason, and such termination is within two years after a change in control, such executive will be entitled to receive the accrued portion of unpaid salary, a severance payment equal to two times his current base salary plus the higher of the current year target bonus or the bonus paid for the preceding year, payment of the premiums for medical and dental insurance for him and his entire family for two years following termination payment of a prorated bonus in the year of the change of control, and the full vesting of all his unvested options and all restrictions removed from his shares of restricted stock. If the employment of such executive is terminated by such executive without good reason and not within two years after a change in control, such executive is entitled to receive his accrued unpaid base compensation.

The employment agreements with the named executive officers generally define a change of control to mean any of the following events:

•

any person or group becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of our outstanding voting stock;

•

our merger with or consolidation into another entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then “beneficially owned” in the aggregate by our stockholders immediately prior to such merger or consolidation, or (b) the individuals who were members of our board of directors immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting entity;

•	we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to a third party in one transaction or a series of related transactions;

•

individuals who constitute our board of directors cease for any reason to constitute at least a majority of our board of directors unless such persons were elected, appointed or nominated by a vote of at least a majority of our incumbent directors; or

•	the complete liquidation or dissolution of our company.

In our view, having the change of control and severance protections helps to maintain the named executive officer’s objectivity in decision-making and provides another vehicle to align the interests of our named executive officer with the interests of our stockholders.

The following table sets forth the estimated amounts that would be payable to each of the named executives upon a termination under the scenarios outlined above, excluding termination for cause or on account of death or disability, assuming that such termination occurred on December 31, 2008 and using the closing price of our common stock at December 31, 2008 for purposes of the calculations as required by the SEC. The dollar amounts set forth under the column heading “Early Vesting of Restricted Stock/Options” correspond to the amounts that would be paid, in addition to accrued and unpaid salary through the date of death or disability, in the event of the death or disability at year-end of each of the executives. There can be no assurance that these scenarios would produce the same or similar results as those disclosed if a termination occurs in the future.

	Severance Payment(1)	Early Vesting of Restricted Stock/Options(2)	Other(3)	Total(4)
Without Cause/For Good Reason
Floyd C. Wilson	$2,660,000	$2,269,380	$19,415	$4,948,795
Mark J. Mize	$900,000	$820,575	$19,391	$1,739,966
Richard K. Stoneburner	$1,350,000	$1,165,125	$19,415	$2,534,540
Larry L. Helm	$1,050,000	$1,128,660	$14,836	$2,193,496
H. Weldon Holcombe	$1,050,000	$843,447	$19,331	$1,912,778

Change of Control
Floyd C. Wilson	$5,320,000	$2,269,380	$38,830	$7,628,210
Mark J. Mize	$1,800,000	$820,575	$38,782	$2,659,357
Richard K. Stoneburner	$2,700,000	$1,165,125	$38,830	$3,903,955
Larry L. Helm	$2,100,000	$1,128,660	$29,672	$3,258,332
H. Weldon Holcombe	$2,100,000	$843,447	$38,662	$2,982,109

(1)	Represents total annual compensation (2008 salary plus 2008 bonus) multiplied, in the event of a change of control, by 2.
(2)

As stated above, the value of unvested restricted stock, stock options and stock appreciation rights that would vest under each of these termination scenarios is based on our common stock price at December 31, 2008. Amounts do not include the dollar value of restricted stock or stock options that vested prior to December 31, 2008.

(3)	Includes an estimate of health insurance benefits to be provided under each of the scenarios based on actual amounts paid out in 2008.
(4)	Excludes gross-up payments, if any, to cover excise taxes imposed under Code Sections 4999 or 409A.

Board Representation

Mr. Wilson’s employment agreement provides that he will be nominated as a member of our board of directors, and that we will use our best efforts to cause him to be elected, appointed, or re-elected or re-appointed, as a director.

Indemnification Agreements

We have entered into an indemnification agreement with each of our independent, non-management directors and senior executives. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our certificate of incorporation, bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax Deductibility

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our chief executive officer and our four other highest-paid executive officers unless certain specific and detailed criteria are satisfied. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our company and our executive officers in the review and establishment of compensation programs and payments; however, we may from time to time pay compensation to our executives that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although equity awards may be deductible for tax purposes by us, the accounting rules pursuant to Financial Accounting Standards Board Statement No. 123 (revised 2004), Accounting for Stock-Based Compensation (“FAS 123(R)”) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers for periods indicated:

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option/ SAR Awards(2)	All Other Compensation		Total
Floyd C. Wilson	2008	$660,000	$2,000,000	$838,918	$533,468	$32,540	(3)(4)(5)	$4,064,926
Chairman of the Board,	2007	$600,000	$1,000,000	$664,049	$263,907	$29,598	(3)(5)	$2,557,554
President and Chief Executive Officer	2006	$500,000	$800,000	$443,106	$115,945	$20,000	(3)	$1,887,939

Mark J. Mize	2008	$300,000	$600,000	$370,643	$172,161	$21,112	(3)(4)	$1,463,916
Executive Vice President — Chief Financial Officer and Treasurer	2007	$260,000	$325,000	$248,930	$75,428	$15,500	(3)	$924,858
	2006	$150,000	$150,000	$170,040	$28,562	$15,000	(3)	$513,602

Richard K. Stoneburner	2008	$350,000	$1,000,000	$525,749	$242,051	$20,500	(3)(4)	$2,138,300
Executive Vice President—	2007	$300,000	$400,000	$350,678	$106,267	$20,500	(3)	$1,177,445
Chief Operating Officer	2006	$234,469	$250,000	$273,497	$62,624	$20,000	(3)	$840,590
Larry L. Helm	2008	$350,000	$700,000	$473,631	$254,848	$20,500	(3)	$1,798,979
Executive Vice President—	2007	$325,000	$400,000	$350,620	$106,854	$20,500	(3)	$1,202,974
Finance and Administration	2006	$300,000	$300,000	$273,497	$71,923	$20,000	(3)	$965,420

H. Weldon Holcombe Executive Vice President— Mid-Continent Region	2008	$300,000	$750,000	$355,165	$203,249	$20,630	(3)(4)	$1,629,044

(1)	Comprised of annual cash incentive bonus paid subsequent to year end for prior year performance.
(2)

Represents the dollar amount recognized for financial statement reporting purposes with respect to the corresponding fiscal year for the fair value of awards granted during that year as well as prior fiscal years, as determined in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 8 Stockholder’s Equity” to the audited consolidated financial statements included in the annual report accompanying this proxy statement. See the “Grants of Plan-Based Awards Table” for information on awards made in 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Includes the matching contribution of that we make on account of employee contributions under our tax-qualified profit sharing and 401(k) plan.
(4)	Includes $3,602 and $5,612 relating to club dues paid by the company on behalf of Messrs. Wilson and Mize, respectively.
(5)	Includes $9,098 and $8,438 relating to use of company automobile in 2007 and 2008, respectively.

Grants of Plan-Based Awards in 2008

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2008.

		Estimated Future Payouts Under Equity Incentive Plan Awards			Type of Award (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold (#)(1)	Target (#)	Maximum (#)(1)
Floyd C. Wilson	2/29/2008	—	142,000	—	Options	$18.08	$363,418
	2/29/2008	—	53,000	—	Restricted Stock	—	$463,593
Mark J. Mize	2/29/2008	—	50,000	—	Options	$18.08	$127,964
	2/29/2008	—	19,000	—	Restricted Stock	—	$166,194
Richard K. Stoneburner	2/29/2008	—	68,000	—	Options	$18.08	$174,031
	2/29/2008	—	26,000	—	Restricted Stock	—	$227,422
Larry L. Helm	2/29/2008	—	73,000	—	Options	$18.08	$186,828
	2/29/2008	—	27,000	—	Restricted Stock	—	$236,170
H. Weldon Holcombe	2/29/2008	—	52,000	—	Options	$18.08	$133,083
	2/29/2008	—	19,550	—	Restricted Stock	—	$171,005

(1)

Awards granted under our 2004 Petrohawk Plan provide only for a single estimated payout. Our 2004 Petrohawk Plan there are no minimum amounts payable for a certain level of performance and there are no maximum payouts possible above the target. Thus, there are no thresholds or maximums (or equivalent items) applicable to these awards.

(2)

Represents shares of restricted stock or stock options issued under our 2004 Petrohawk Plan. The shares of restricted stock and stock options vest in three equal installments on each anniversary of the date of grant, in each case provided that the recipient has been continuously employed at such date.

(3)	The exercise price of each award is equal to the closing market price of our common stock on the date of grant.
(4)

Represents the full grant date fair value determined in accordance with FAS 123(R). Please see the discussion of the assumptions made in the valuation of these awards in “Note 8 Stockholders’ Equity” to the audited consolidated financial statements included in the annual report accompanying this proxy statement. Generally, the full grant date fair value is the amount that we would expense in its financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at December 31, 2008

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Floyd C. Wilson	150,000		—	$7.50	07/12/2014	119,667	$1,870,395	—	$—
	175,000			$8.51	01/26/2015
	50,000	100,000		$11.64	03/02/2017
		142,000		$18.08	02/28/2018
Mark J. Mize	15,000		—	$8.54	11/28/2014	45,667	$713,775	—	$—
	20,000			$8.51	01/26/2015
	10,000	5,000		$10.23	08/11/2016
	10,000	20,000		$11.64	03/02/2017
		50,000		$18.08	02/28/2018
Richard K. Stoneburner	75,000		—	$7.50	07/12/2014	64,334	$1,005,540	—	$—
	100,000			$8.51	01/26/2015
	20,000	40,000		$11.64	03/02/2017
		68,000		$18.08	02/28/2018
Larry L. Helm	75,000		—	$7.50	07/12/2014	62,001	$969,076	—	$—
	125,000			$8.51	01/26/2015
	20,000	40,000		$11.64	03/02/2017
		73,000		$18.08	02/28/2018
H. Weldon Holcombe	9,878		—	$2.24	06/30/2013	65,752	$1,006,633	—	$—
	6,323			$4.40	01/01/2014
	6,323			$5.62	06/30/2014
	8,534			$5.75	01/02/2015
	8,534			$7.59	06/30/2015
	13,227			$10.22	01/01/2016
	26,666	13,334		$10.23	08/11/2016
	10,000	20,000		$11.64	03/02/2017
		52,000		$18.08	02/28/2018

(1)	Represents unvested stock options and unvested stock-settled stock appreciation rights.
(2)

Awards held by executives vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, provided that the recipient has been continuously employed at such date.

(3)

Calculated based upon the closing market price of our common stock as of December 31, 2008, the last trading day of our 2008 fiscal year ($15.63) multiplied by the number of unvested awards at year end.

Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End

Subsequent to December 31, 2008, as part of the analysis of executive compensation that is undertaken annually by our compensation committee, we approved increases in the base salaries of each of our named executive officers and granted awards to each executive officer of long-term equity incentives under our 2004 Petrohawk Plan. These incentives were in the form of grants of restricted stock and non-qualified stock options. The restricted stock grants and non-qualified stock options vest over a period of three years. The incremental increase in salary and the number of shares covered by the equity awards for each named executive officer are set forth in the table below. The exercise price per share for each stock option reflected in the following table is $15.23, which was the closing market price of our common stock on the date of grant, March 2, 2009.

Name	Salary Increase	2009 Base Salary	Number of Shares Underlying Stock Options (#)	Restricted Stock Award (#)
Floyd C. Wilson	$305,000	$965,000	185,000	70,000
Mark J. Mize	$50,000	$350,000	73,000	28,000
Richard K. Stoneburner	$100,000	$450,000	87,000	33,000
Larry L. Helm	$25,000	$375,000	73,000	28,000
H. Weldon Holcombe	$50,000	$350,000	73,000	28,000

Option Exercises and Stock Vested

The following table summarizes option exercises and the vesting of restricted stock for our named executive officers in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting
Floyd C. Wilson	—	—	41,667	$716,172	(2)
Mark J. Mize	—	—	18,334	$430,820	(3)
Richard K. Stoneburner	—	—	26,667	$526,016	(4)
Larry L. Helm	—	—	25,000	$529,822	(5)
H. Weldon Holcombe	—	—	30,259	$712,374	(6)

(1)	Represents vesting of one-third of various restricted stock grants made to each individual during years 2005, 2006 and 2007.
(2)	Represents the market-close prices of $15.85 and $18.08 of our common stock on the dates of vesting of 16,667 and 25,000 shares, respectively.
(3)	Represents the market-close prices of $15.85, $18.08, $32.54 and $26.53 of our common stock on the dates of vesting of 5,000, 5,000, 6,667 and 1,667 shares, respectively.
(4)	Represents the market-close prices of $15.85, $18.08, $32.54 and $20.93 of our common stock on the dates of vesting of 8,333, 10,000, 3,334 and 5,000 shares, respectively.
(5)	Represents the market-close prices of $15.85, $18.08, and $32.54 of our common stock on the dates of vesting of 8,333, 10,000, and 6,667 shares, respectively.
(6)	Represents the market-close prices of $18.08, $18.47, $47.90, and $26.53 of our common stock on the dates of vesting of 5,000, 16,831, 4,095 and 4,333 shares, respectively.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2008 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance. The numbers of shares of stock issuable upon exercise of options and the per share option exercise prices, and the number of securities remaining available for future issuance under equity compensation plans used in the following table reflect an adjustment for the one-for-two reverse stock split effective May 26, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(a) (#)		Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity compensation plans approved by security holders(1)	6,773,153	(2)	$10.60	5,682,010
Equity compensation plans not approved by security holders	—		$—	—

Total	6,773,153	(2)	$10.60	5,682,010

(1)

Represents information for the 2004 Petrohawk Plan, 2004 Non-Employee Director Incentive Plan, 1,740,705 shares covered by the 2001 KCS and 2005 KCS Plans which we assumed in our merger with KCS, and 83,112 shares under plans that we assumed in our merger with Mission Resources Corporation. We do not issue new grants under these assumed plans.

(2)	Includes 1,208,142 shares of restricted stock.

DIRECTOR COMPENSATION

2008 Director Compensation

The table below sets forth certain information concerning the compensation earned in 2008 by our non-employee directors for service on our board of directors during 2008.

Name	Fees Earned or Paid in Cash		Stock Awards(1)(2)	Option Awards	All Other Compensation	Total(3)
James W. Christmas	$50,000		$261,482	$—	$—	$311,482
Tucker S. Bridwell	$55,000	(4)	$173,342	$—	$—	$228,342
Robert G. Raynolds	$54,250	(4)	$173,342	$—	$—	$227,592
James L. Irish III	$65,000		$173,342	$—	$—	$238,342
Christopher A. Viggiano	$59,375		$173,342	$—	$—	$232,717
Thomas R. Fuller	$66,125		$173,342	$—	$—	$239,467
Gary A. Merriman	$63,000		$173,342	$—	$—	$236,342
Robert C. Stone, Jr.	$66,250		$173,342	$—	$—	$239,592

(1)

Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of awards granted in 2008 as well as prior fiscal years, as determined in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 8—Stockholders’ Equity” to the audited consolidated financial statements included in the annual report accompanying this proxy statement. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors.

(2)

The grant date fair value of each of these awards, determined in accordance with FAS 123(R) based on the closing market price of our common stock on June 1, 2008 ($29.38), were the same as the amounts reported in the stock awards column of the table above. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s six-month vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors.

(3)	Represents the numerical sum of the dollar amounts reflected in each other column for each director.
(4)

Prior to each calendar quarter, in lieu of cash fees for the quarter, directors may elect to receive shares of common stock in an amount equal to such fees, calculated on the closing price of shares of our common stock on the NYSE on the last day of such quarter. Messrs. Bridwell and Raynolds elected to receive substantially all of their board fees in shares of common stock. The total number of shares received by them in lieu of fees were 2,491 shares and 2,454 shares, respectively.

The aggregate number of restricted stock awards subject to vesting and option awards made to each of our directors for service as a director during 2008 was:

Award	Christmas	Raynolds	Viggiano	Merriman	Bridwell	Irish	Stone Jr.	Fuller
Stock Awards	8,900	5,900	5,900	5,900	5,900	5,900	5,900	5,900
Option Awards	—	—	—	—	—	—	—	—

Discussion of Director Compensation Table

Employee directors receive no additional compensation for service on our board of directors or any committee of the board of directors. All directors receive actual expense reimbursements associated with attending board and committee meetings. Our non-employee directors each received $50,000 in cash per year (payable on a quarterly basis in the amount of $12,500). The chairman of our audit committee receives an additional $15,000 per year (payable on a quarterly basis in the amount of $3,750), and each member of our audit committee (other than the chairman) receives an additional $5,000 per year (payable on a quarterly basis in the amount of $1,250). Additional annual compensation for each committee chairperson and committee member for all of the committees of our board of directors is set forth below:

Board Committee	Committee Chairperson Compensation	Committee Member (excluding Chairperson) Compensation
Audit	$15,000	$5,000
Compensation	$9,000	$5,000
Nominating and Corporate Governance	$7,500	$5,000
Reserves	$7,500	$5,000

Fees are paid quarterly and board members may elect to take all or a portion of the cash compensation we pay to them in shares of our common stock, with the number of shares determined by dividing such fees by the trading price per share of our common stock on the last day of each calendar quarter. Any such election must be made prior to the beginning of the quarter for which the compensation is to be paid and is irrevocable for that quarter.

2004 Non-Employee Director Incentive Plan

In July 2004 the Company adopted the 2004 Non-Employee Director Incentive Plan covering 0.20 million shares. The plan provides for the grant of both incentive stock options and restricted shares of the Company’s stock. This plan was designed to attract and retain the services of directors. On July 12, 2006, the Company and its stockholders approved an amendment to the Company’s 2004 Non-Employee Director Incentive Plan to increase the number of shares available for issuance thereunder to 0.6 million shares. At December 31, 2008, all non-employee director grants had been fully vested and 0.3 million shares were available under the plan for future issuance.

Under the 2004 Non-Employee Director Incentive Plan, within sixty days after a person becomes a non-employee director, we grant such director the number shares of our restricted common stock the value of which equals $50,000. In addition, each June 1, we grant to each director the number shares of our restricted common stock the value of which equals $150,000, and we grant to the Vice Chairman an additional number shares of our restricted common stock the value of which equals $75,000. Valuations for these grants are based on the average closing price of our common stock as reported on the NYSE for the last thirty trading days prior to the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Merriman, Viggiano and Fuller served on the compensation committee of our board of directors throughout 2008. No member of the compensation committee served as one of our officers or employees or of any of our subsidiaries during that year. In addition, during 2008, none of our executive officers served as a director or as a member of the compensation committee of a company which employs any of our directors.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, starting on page 19 of this proxy statement, with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMMITTEE:

Gary A. Merriman (Chairman)

Christopher A. Viggiano

Thomas R. Fuller

(The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other filing of Petrohawk under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Petrohawk specifically incorporates the Report by reference therein.)

ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

Dear Stockholder:

The Audit Committee has reviewed and discussed with management of Petrohawk and Deloitte & Touche LLP (“Deloitte”), the firm serving as the independent registered public accountants of Petrohawk, the audited financial statements of Petrohawk as of, and for the fiscal year ended, December 31, 2008 (the “Audited Financial Statements”). In addition, we have discussed with Deloitte the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Committee has discussed with that firm its independence from Petrohawk. Upon such review, the Audit Committee has concluded that the independent registered public accountants are independent from Petrohawk and its management. We have also discussed with management of Petrohawk and Deloitte such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for Petrohawk’s internal controls and the financial reporting process. Deloitte is responsible for performing an independent audit of Petrohawk’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of Deloitte with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the Board the inclusion of the Audited Financial Statements in Petrohawk’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and the Board of Petrohawk are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the Board as statutory and regulatory provisions become effective for Petrohawk and for audit committees and independent registered public accountants generally.

MEMBERS OF THE COMMITTEE:

James L. Irish III (Chairman)
Robert C. Stone, Jr.
Tucker S. Bridwell
Christopher A. Viggiano

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Petrohawk under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Petrohawk specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm

Deloitte is the independent registered public accounting firm selected by our audit committee as the independent registered public accountants for the fiscal year ended December 31, 2008. Our audit committee has also appointed Deloitte as the independent registered public accountants for the fiscal year ended December 31, 2009, and is proposing ratification of such appointment to our stockholders.

Attendance at the Annual Meeting by Deloitte Representative

A representative of Deloitte is expected to be present at the annual meeting of the stockholders. Deloitte will have the opportunity to make a statement if it desires to do so, and the Deloitte representative is expected to be available to respond to appropriate questions.

Fees

The following table presents fees billed for professional audit services rendered by Deloitte, our principal accounting firm, for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees for other services rendered by Deloitte during those periods. Except as set forth below, we paid all such fees.

	2008	2007
Audit Fees	$2,524,906	$1,556,741
Audit-Related Fees	$291,168	$1,564,891
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$2,816,074	$3,121,632

As used above, the following terms have the meanings set forth below:

Audit Fees. The fees for professional services rendered by Deloitte for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including but not limited to registration statements on Forms S-3, S-4 and S-8, for the years ended December 31, 2008 and December 31, 2007.

Audit-Related Fees. The fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees”. We engaged Deloitte for the following professional services that would be considered audit related services for the year ended December 31, 2008: services relating to the audit of our 401(k) plan for the fiscal year 2007; and services related to the audits prepared specifically for a subsidiary. We engaged Deloitte for the following professional services that would be considered audit related services for the year ended December 31, 2007: services relating to the audit of our 401(k) plan for the fiscal year 2006; and services related to the audits prepared specifically for a subsidiary.

Tax Fees. The fees for professional services rendered by Deloitte for tax compliance, tax advice, and tax planning. We did not engage Deloitte for any professional services for tax compliance, tax advice or tax planning for the years ended December 31, 2008 and December 31, 2007.

All Other Fees. The fees for products and services provided by Deloitte, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” for the period in question. We did not engage Deloitte for any additional professional services other than as disclosed above for the years ended December 31, 2008 and December 31, 2007.

Audit Committee Pre-Approval Policy

All audit fees, audit related fees and tax fees as described above for the years ended December 31, 2008 and December 31, 2007, as applicable, were pre-approved by our audit committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions. Our audit committee’s pre-approval policy provides that pre-approval of all such services must be approved separately by the audit committee. The audit committee has not delegated any such pre-approval authority to anyone outside the audit committee. Each member of the audit committee has the authority to pre-approve non-audit services up to $50,000 to be performed by our independent registered public accountants.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws specify that we shall not have less than one nor more than eleven directors, and each director holds office until the annual stockholders’ meeting at which such director’s class is up for re-election and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. As of the date of this proxy statement, our board of directors consists of nine directors, seven of whom have been determined to be independent directors as set forth in the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. Our certificate of incorporation provides that our board of directors is classified into three classes: Class I, Class II and Class III, each class being a three year term of office. As discussed more fully under “Our Board of Directors and Its Committees” starting on page 5, three of our current directors, James W. Christmas, James L. Irish III and Robert C. Stone, Jr. have been nominated for reelection at the 2009 annual meeting of our stockholders because of the expiration of the term of their class, Class II, on our classified board of directors.

If any nominee should for any reason become unable to serve prior to the date of the annual meeting, the shares represented by all valid proxies will be voted for the election of such other person as the board may designate as a replacement following recommendation by the nominating and corporate governance committee, or the board may reduce the number of directors to eliminate the vacancy.

Additional information regarding Messrs. Christmas, Irish and Stone and all of our other directors can be found under “Our Board of Directors and Its Committees” starting on page 5 of this proxy statement, under “Security Ownership of Directors and Executive Officers” starting on page 17, and under “Director Compensation” starting on page 38.

Votes Required

Directors are elected by a plurality vote of the shares present at the annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors, except to the extent the failure to vote for an individual results in another candidate receiving a larger number of votes in person and represented by proxy at the annual meeting. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Christmas, Irish and Stone.

The board of directors unanimously proposes and recommends that you vote “FOR” each of the nominees for the board of directors.

PROPOSAL 2—AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE

General

Our Certificate of Incorporation, as amended (“Certificate of Incorporation”), currently authorizes us to issue 300,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of preferred stock, with a par value of $0.001. As of April 27, 2009, there were 275,582,381 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

As of April 27 2009, we had 24,417,619 authorized but unissued shares of common stock available for issuance that are not reserved for a particular purpose. We believe that it is in the best interests of our company to increase the number of shares of our common stock authorized for issuance so that we can efficiently continue to fund our growth and operations. Accordingly, our board of directors recommends an increase in the number of shares of common stock authorized for issuance from 300,000,000 to 500,000,000 shares.

Votes Required

Delaware law requires the affirmative vote of a majority of our common stock outstanding to amend our certificate of incorporation, including to increase the number of shares of capital stock authorized for issuance.

The board of directors unanimously proposes and recommends that you vote “FOR” the ratification and approval of the proposed amendment to our certificate of incorporation to increase the number of shares of common stock authorized for issuance from 300,000,000 to 500,000,000 shares.

Considerations

The board of directors believes that it is very important for us to have available for issuance a number of authorized shares of common stock sufficient to provide adequate flexibility for future corporate needs. The additional authorized shares would be available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required for a particular transaction by law, the policies of the NYSE or other agreements and restrictions, including restrictions pursuant to the terms of any preferred stock we might issue in the future. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of either equity or convertible debt, stock splits or issuances under current and any future stock incentive plans approved by our stockholders, pursuant to which we may provide equity incentives to employees, officers and directors.

The board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. If our stockholders fail to approve this proposal, it may limit our financial flexibility and our ability to attract and retain key personnel.

If stockholders approve this proposal, as soon as practicable following such approval, we will file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

We do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of any of the shares of common stock included in the proposed increase. However, issuances of our authorized shares of common stock in the future will dilute stockholders’ percentage ownership of our company and may dilute the value of current stockholders’ shares. Also, although not a factor in the decision by our board of directors to increase our authorized capital stock, one of the effects of such increase may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of then present management. The board of directors would have additional shares of common stock available to effect, unless prohibited by the regulations of the NYSE, applicable law or other agreements or restrictions, a sale of shares or other transaction in which the number of our outstanding shares would be increased, thereby diluting the interest of a party attempting to obtain control of us.

Description of Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect all of the directors who are up for election at a meeting of stockholders.

Dividends, Distributions and Stock Splits. Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully Paid. All shares of common stock outstanding are fully paid and nonassessable.

Other Rights. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Text of the Amendment

The proposed amendment provides that the introductory paragraph of Article Fourth of the Certificate of Incorporation be amended and restated as follows, with the remainder of Article Fourth to remain unamended:

“The aggregate number of shares of stock the corporation is authorized to issue is 500,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:”

PROPOSAL 3—AMENDMENT TO THE PETROHAWK ENERGY CORPORATION

2004 EMPLOYEE INCENTIVE PLAN

General

We are requesting that our stockholders vote in favor of approving the amendment to the Petrohawk Energy Corporation 2004 Employee Incentive Plan, referred to as the 2004 Petrohawk Plan in this proxy statement. The amendment was approved by our board of directors on February 24, 2009, subject to stockholder approval.

The 2004 Petrohawk Plan was originally approved by our stockholders in July 2004. Our stockholders subsequently approved amendments to the 2004 Petrohawk Plan that increased the aggregate number of shares of common stock that may be issued under the plan to 12.55 million shares, with the number of shares of incentive stock, restricted stock and stock appreciation rights issuable thereunder being limited to 3.610 million shares. Our board of directors and compensation committee believes that it is in our company’s and our stockholders’ best interests to amend the Plan to increase the aggregate number of shares of common stock that may be issued under the 2004 Petrohawk Plan by 5.3 million shares, and to increase the limit on the number of shares of incentive stock, restricted stock and stock appreciation rights issuable under the 2004 Petrohawk Plan to approximately 8.18 million shares.

The amendment to the 2004 Petrohawk Plan is being proposed because our compensation committee and our board believe that this increase will provide needed flexibility to award incentives to our employees that contribute to our company’s continued success, provide our employees with a proprietary ownership interest in our company, maintain competitive compensation levels, attract and retain talented employees, provide incentives for continued service and, thereby, promote our long-term growth and profitability by aligning the interests of our employees with stockholders.

The proposed amendment to the 2004 Petrohawk Plan will make available stock options, stock appreciation rights, restricted stock, and incentive stock awards to our management and employees representing, in the aggregate, up to approximately 8,178,841 shares, or 2.97%, of our outstanding common stock. All our employees are eligible to receive awards and grants under the 2004 Petrohawk Plan. A summary of the essential features of the 2004 Petrohawk Plan is provided below, but is qualified in its entirety by reference to the full text of the 2004 Petrohawk Plan, a copy of which is included as an exhibit in our filings with the U.S. Securities and Exchange Commission.

Votes Required

The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and voting on the proposal is required for the ratification and approval of the amendment of the 2004 Petrohawk Plan.

The board of directors unanimously proposes and recommends that you vote “FOR” the amendment of the 2004 Petrohawk Plan.

Material Terms

Maximum Number of Shares Issuable; Adjustment. The maximum number of shares that may be subject to stock options and stock appreciation rights granted under the 2004 Petrohawk Plan to an employee during any calendar year will continue to be limited to 200,000 shares (subject to adjustment in the event of a recapitalization or other corporate action affecting the number of shares outstanding), and the maximum number of shares of restricted stock and incentive stock that may be issued to an employee during any calendar year will continue to be limited to 100,000 shares (subject to adjustment in the event of a recapitalization or other corporate action affecting the number of shares outstanding). The shares with respect to which stock options, stock appreciation rights, restricted stock, and incentive stock may be granted are shares of common stock as presently constituted. The 2004 Petrohawk Plan provides that if we recapitalize, reclassify our capital stock, or otherwise change our capital structure (a “recapitalization”), the number and class of shares of stock covered by a stock option or a stock appreciation right theretofore granted shall be adjusted so that such option or stock appreciation right shall thereafter cover the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of shares of stock then covered by such option or stock appreciation right. Except in connection with a recapitalization (including, without limitation, a stock dividend, stock split, extraordinary cash dividend, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

Corporate Change. The 2004 Petrohawk Plan provides that, upon a corporate change, our compensation committee may accelerate the vesting of stock options and stock appreciation rights, cancel stock options or stock appreciation rights and make payments in respect thereof in cash, adjust the outstanding options or stock appreciation rights as appropriate to reflect such corporate change, or provide that each option or stock appreciation right shall thereafter be exercisable for the number and class of securities or property to which the optionee would have been entitled had the option or stock appreciation right already been exercised. The 2004 Petrohawk Plan provides that a “corporate change” occurs (a) if Petrohawk is to be dissolved and liquidated, (b) if Petrohawk is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of Petrohawk), (c) if Petrohawk sells, leases, or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of Petrohawk’s outstanding shares of voting stock, or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the board. In addition, upon a corporate change, our compensation committee may remove restrictions to which any restricted stock is subject including removing the restricted period, require the mandatory surrender to us of some or all of the restricted stock held by any grantees in exchange for an amount of cash determined by the compensation committee, adjust the outstanding restricted stock to reflect such corporate change or provide that the number and class of shares of restricted stock shall be adjusted so that such restricted stock shall thereafter cover the number and class of shares of stock or other securities or property to which the grantee would have been entitled had the grantee been the holder of record of the such shares of stock (which was not restricted) immediately prior to such corporate change.

Amendment or Termination of the 2004 Petrohawk Plan. Our board of directors may terminate the 2004 Petrohawk Plan with respect to any shares for which options, stock appreciation rights, restricted stock, or incentive stock have not theretofore been granted. The board may amend the 2004 Petrohawk Plan; however, it may not amend the 2004 Petrohawk Plan without stockholder approval if the amendment: (i) would materially increase the benefits accruing to participants under the 2004 Petrohawk Plan, (ii) increase the aggregate number of shares which may be issued pursuant to the provisions of the 2004 Petrohawk Plan, (iii) change the class of individuals eligible to receive options, stock appreciation rights, restricted stock and incentive stock grants under the 2004 Petrohawk Plan, or (iv) extend the term of the 2004 Petrohawk Plan.

Administration of the 2004 Petrohawk Plan. Pursuant to the provisions of the 2004 Petrohawk Plan, our board of directors has appointed the compensation committee to administer the 2004 Petrohawk Plan. Our compensation committee currently consists of Messrs. Merriman, Fuller and Viggiano. The compensation committee has the sole authority to select the participants from among those individuals eligible under the 2004 Petrohawk Plan and to establish the number of shares of restricted stock and/or incentive stock which may be granted and shares which may be subject to each stock option and stock appreciation right, subject to the limitations set forth in the 2004 Petrohawk Plan.

Type of Grants Under the 2004 Petrohawk Plan. Our compensation committee may grant to our employees incentive stock, restricted stock, stock appreciation rights and options to purchase shares of our common stock. The compensation committee has the power to determine the terms upon which restricted stock, incentive stock, stock appreciation rights and stock options will be granted, including the number of shares of restricted stock and incentive stock to issue, the restrictions applicable to such shares of restricted stock, including vesting requirements, and, with respect to stock options and stock appreciation rights, the number of shares of common stock subject to each option or stock appreciation right, the exercisability and vesting requirements of each stock option or stock appreciation right, and the form of consideration payable upon the exercise of such stock option (i.e., whether cash or exchange of existing shares of our common stock in a cashless transaction or a combination thereof). The form of consideration payable upon the exercise of a stock appreciation right is shares of our common stock. The option price of shares of common stock issued under each stock option or stock appreciation right is equal to the fair market value of shares subject to the stock option or stock appreciation right on the date the stock option and each stock appreciation right is granted. Stock options granted under the 2004 Petrohawk Plan may be incentive stock options or non-statutory stock options.

Eligibility of Participants, Term and Transferability. Restricted stock, incentive stock, stock appreciation rights and stock options may be granted under the 2004 Petrohawk Plan only to individuals who are employees of Petrohawk or its parent or subsidiary corporation at the time of grant. No incentive stock option is granted to an employee who owns or who would own immediately before the grant of such incentive stock option more than 10% of the total combined voting power of all classes of our stock or our parent or subsidiary corporation, unless (i) at the time such stock option is granted the option price is 110% of the fair market value of the shares granted on the date of the grant and (ii) such stock option by its terms is not exercisable after the expiration of five years from the date of grant. The term of each stock option granted to other employees may not be more than ten years from the date of the grant. To the extent that the aggregate fair market value (determined at the time the respective incentive stock option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Petrohawk and its parent and subsidiary corporations exceeds $100,000, such excess incentive stock options are to be treated as non-statutory stock options. Restricted stock, stock appreciation rights and stock options granted under the 2004 Petrohawk Plan are not to be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, only with respect to non-statutory stock options and stock appreciation rights, the compensation committee may, in its discretion, authorize all or a portion of the options or stock appreciation rights to be granted on terms which permit transfer by the optionee to (i) the members of the optionee’s immediate family, (ii) a trust or trusts for the exclusive benefit of such immediate family, or (iii) a partnership in which such members of such immediate family are the only partners, provided that there may be no consideration for any such transfer. The 2004 Petrohawk Plan further provides that following any permitted transfer, the option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Restricted stock, incentive stock and the shares of common stock transferred to an optionee as a result of the exercise of an option are considered “restricted securities” under Rule 144 as promulgated under the 1933 Act and may only be resold or transferred in compliance with such rule and the registration requirements or an exemption from such requirements under the 1933 Act. The 2004 Petrohawk Plan shall terminate and no further restricted stock, incentive stock, stock appreciation rights or stock options shall be issued under the 2004 Petrohawk Plan after June 2, 2014.

Awards Granted. As of April 27, 2009, options representing approximately 6,270,963 shares of common stock, stock appreciation rights representing approximately 945,632 shares of common stock, and 2,454,564 shares of restricted stock have been awarded under the 2004 Petrohawk Plan.

Outstanding Equity Awards Under All Stock Plans:

The following tables represent outstanding equity awards under all equity plans as of April 27, 2009, including the KCS Plans and the Mission Plan. We do not issue new awards under the KCS Plans or the Mission Plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted- Average Exercise Price of Outstanding Options and Rights	Average Remaining Contractual Life (Years)
Stock Options	6,067,433	$11.65	7.17
Stock Appreciation Rights	919,039	$11.64	7.84

Total:	6,986,472	$11.65	7.26

Number of Securities to be Issued Upon Vesting (#)
Restricted Stock	1,484,720

As of April 27, 2009 a total of 2,878,841 shares were available for future issuance under the 2004 Petrohawk Plan and 269,800 shares were available for future issuance under the Non-Employee Director Incentive Plan.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain awards under the 2004 Petrohawk Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option. However, the excess of the fair market value of the shares on the date of exercise over the exercise price generally must be included in the optionee’s alternative minimum taxable income for the year in which the exercise occurs.

The federal income tax consequences to the optionee from the sale of shares acquired from the exercise of an incentive stock option are complex. If the optionee realizes a gain on the sale, the character of the gain depends on both the length of time from the date of grant of the incentive stock option to the date of sale and the length of time from the date of exercise of the incentive stock option to the date of sale. If the optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the two-year period beginning on the date that the option was granted and the one-year period beginning on the date that the option was exercised (collectively, the “holding period”), any appreciation of the shares above the exercise price should constitute capital gain and the employer would not be entitled to any deduction for federal income tax purposes in connection with the exercise of the option or the disposition of the option shares. On the other hand, if an optionee disposes of shares acquired pursuant to the exercise of an incentive stock option before the end of the holding period (a “disqualifying disposition”), the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In that event, and subject to the application of Section 162(m) of the Code as discussed below, the employer may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares. Finally, if the price received by the optionee in a disqualifying disposition is less than the fair market value of the stock on the exercise date and the disposition is a transaction in which a loss, if sustained, would otherwise be recognized, then the amount of ordinary income the optionee would recognize is the excess, if any, of the amount realized on the sale over the adjusted basis of the shares.

Non-Statutory Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the holder upon the grant of a non-statutory stock option or stock appreciation right, and the employer is not entitled to a tax deduction by reason of the grant. Generally, upon the exercise of a non-statutory stock option, the holder will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. In the case of the exercise of a stock appreciation right, the holder will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and the fair market value of any shares distributed to the holder. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, the employer may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the holder assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of a non-statutory stock option or a stock appreciation right are transferred to the holder subject to restrictions, then the taxable income realized by the holder, unless the holder elects otherwise, and the employer’s tax deduction (assuming any federal income tax reporting requirements are satisfied) would be deferred and measured with reference to the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the 1934 Act is such a restriction during the period prescribed thereby if the exercise and any subsequent disposition could result in liability under Section 16(b).

Restricted Stock Awards. The holder of a restricted stock award will not realize taxable income at the time of grant, and the employer will not be entitled to a deduction at that time, assuming that the restrictions applicable to the shares constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture related to the shares lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, and, subject to Section 162(m) of the Code, the employer will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to restricted stock paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, be deductible as such by the employer. Notwithstanding the foregoing, the holder of restricted stock may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock based on the fair market value of the shares on the date of the grant, in which case (i) subject to Section 162(m) of the Code, the employer will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the holder during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the employer as compensation, and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. An 83(b) election must be made not later than 30 days after the grant of the restricted stock and is generally irrevocable.

Incentive Stock Awards. In general, a participant who receives an incentive stock award will be taxed on the fair market value of the shares on the date the shares are issued to the individual. The employer will be entitled to a deduction for a corresponding amount.

Additional Tax Consequences. Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly-traded corporations. Amounts that qualify as

“performance-based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options and stock appreciation rights granted with an exercise price at least equal to the fair market value of the shares on the date of grant will qualify as performance-based compensation. Other awards may or may not so qualify, depending on their terms. Also, Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. It is intended that awards made under the 2004 Petrohawk Plan be structured to be exempt from or compliant with Section 409A of the Code.

To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

Text of the Amendment

To effect the increase in the aggregate number of shares of our common stock (including shares underlying options and stock appreciation rights) that may be issued under the 2004 Petrohawk Plan, it is proposed that the first two sentences in Section V of the 2004 Petrohawk Plan be deleted in their entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be covered by Stock Options and issued upon exercise of Stock Appreciation Rights granted under the Plan shall not exceed 17,850,000. In addition, the aggregate number of shares of Restricted Stock and Incentive Stock combined which may be issued under the Plan shall not exceed 8,178,841.”

PROPOSAL 4—AMENDMENT TO THE PETROHAWK ENERGY CORPORATION

2004 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

General

We are requesting that our stockholders vote in favor of approving the amendment to the Petrohawk Energy Corporation 2004 Employee Incentive Plan, referred to as the 2004 Non-Employee Director Incentive Plan in this proxy statement. The amendment was approved by our board of directors on February 24, 2009, subject to stockholder approval.

In July 2004 the Company adopted the 2004 Non-Employee Director Incentive Plan covering 0.20 million shares. The plan provides for the grant of both incentive stock options and restricted shares of the Company’s stock. This plan was designed to attract and retain the services of directors. On July 12, 2006, the Company and its stockholders approved an amendment to the Company’s 2004 Non-Employee Director Incentive Plan to increase the number of shares available for issuance thereunder to 0.6 million shares. Our board of directors and compensation committee believes that it is in our company’s and our stockholders’ best interests to amend the plan to increase the number of shares available for issuance thereunder by 0.5 million shares.

The amendment to the 2004 Non-Employee Director Incentive Plan is being proposed because our compensation committee and our board believe that this increase will provide needed flexibility to award incentives to our non-employee directors who contribute to our company’s continued success, provide our non-employee directors with a proprietary ownership interest in our company, maintain competitive compensation levels, attract and retain talented directors, provide incentives for continued service and, thereby, promote our long-term growth and profitability by aligning the interests of our non-employee directors with stockholders.

The proposed amendment to the 2004 Non-Employee Director Incentive Plan will make available stock options, stock appreciation rights, restricted stock, and incentive stock awards to our management and employees representing, in the aggregate, up to approximately 769,800 shares, or 0.28%, of our outstanding common stock. At April 27, 2009, 269,800 shares were available under the plan for future issuance. At December 31, 2008, all non-employee director grants had been fully vested. As of April 27, 2009, an aggregate of 330,200 shares of common stock under the 2004 Non-Employee Director Incentive Plan had been issued or were reserved for issuance upon outstanding awards. A summary of the essential features of the 2004 Non-Employee Director Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the 2004 Non-Employee Director Incentive Plan, a copy of which is included as an exhibit in our filings with the U.S. Securities and Exchange Commission.

Votes Required

The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and voting on the proposal is required for the ratification and approval of the amendment of the 2004 Non-Employee Director Incentive Plan.

The board of directors unanimously proposes and recommends that you vote “FOR” the amendment of the 2004 Non-Employee Director Incentive Plan.

Material Terms

General. On June 3, 2004, our board of directors unanimously approved, subject to stockholder approval, the 2004 Non-Employee Director Incentive Plan. Such plan provides that the Company may grant non-employee directors of the Company shares of our common stock with no restrictions (referred to in the plan as “Incentive

Stock”), shares of common stock with restrictions (referred to in the plan as “Restricted Stock”) and options to purchase shares of our common stock. On July 12, 2006, the Company and its stockholders approved an amendment to the 2004 Non-Employee Director Incentive Plan to provide that the aggregate number of shares of Incentive Stock, Restrictive Stock and shares of common stock which may be issued under stock options granted under the plan shall not exceed 0.6 million shares (subject to adjustment in the event of a recapitalization or other corporate action affecting the number of shares outstanding). Our Board and management believe that the 2004 Non-Employee Director Incentive Plan helps us attract and retain experienced and knowledgeable individuals as non-employee directors of the Company and promote long-term growth by aligning non-employee director and stockholder interests.

The shares with respect to which stock options, Restricted Stock and Incentive Stock may be granted are shares of common stock of the Company as presently constituted. The plan provides that if the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of stock covered by a stock option theretofore granted shall be adjusted so that such option shall thereafter cover the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the optionee had been the holder of record of the number of shares of stock then covered by such option.

The 2004 Non-Employee Director Incentive Plan provides that, upon a Corporate Change (hereafter defined), the Compensation Committee may accelerate the vesting of stock options, cancel stock options and make payments in respect thereof in cash, adjust the outstanding option as appropriate to reflect such Corporate Change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The plan provides that a “Corporate Change” occurs (a) if the Company is to be dissolved and liquidated, (b) if the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company), (c) if the Company sells, leases or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company’s voting stock or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the board. Except in connection with a recapitalization (including, without limitation, a stock dividend, stock split, extraordinary cash dividend, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or cancel outstanding stock options in exchange for cash, other awards or stock options with an exercise price that is less than the exercise price of the original stock options without stockholder approval.

The board may terminate the 2004 Non-Employee Director Incentive Plan with respect to any shares for which options, Restricted Stock or Incentive Stock have not theretofore been granted. The board may amend the plan; however, without stockholder approval the board may not: (i) make amendments which would materially increase the benefits accruing to participants under the plan, (ii) increase the aggregate number of shares which may be issued pursuant to the provisions of the plan, (iii) change the class of individuals eligible to receive options, Restricted Stock and Incentive Stock grants under the plan, or (iv) extend the term of the plan.

Administration of the Plan. Pursuant to the provisions of the plan, our board of directors has appointed the compensation committee to administer the plan. Our compensation committee consists of Messrs. Merriman, Fuller and Viggiano.

Type of Grants Under the Plan. The Company may grant non-employee directors Incentive Stock, Restrictive Stock and options to purchase shares of our common stock. Our board has the power to determine the terms upon which Restricted Stock, Incentive Stock and stock options will be granted, including the number of shares of Restricted Stock and Incentive Stock to issue, the restrictions applicable to such shares of Restricted Stock, including vesting requirements, and, with respect to stock options, the number of shares of common stock subject to each option, the exercisability and vesting requirements of each stock option, and the form of consideration payable upon the exercise of such stock option (i.e., whether cash or exchange of existing shares of our common stock in a cashless transaction or a combination thereof).

Eligibility of Participants, Term and Transferability. Restricted Stock, Incentive Stock and stock options may be granted under the plan only to individuals who are non-employee directors of the Company at the time of grant. Currently, eight non-employee directors are eligible for grants under the plan. Restricted Stock and stock options granted under the plan are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the compensation committee may, in its discretion, authorize all or a portion of the options to be granted on terms which permit transfer by the optionee to (i) the members of the optionee’s immediate family, (ii) a trust or trusts for the exclusive benefit of such immediate family, or (iii) a partnership in which such members of such immediate family are the only partners, provided that there may be no consideration for any such transfer. The plan further provides that following any permitted transfer, the option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Restricted Stock, Incentive Stock and the shares of common stock transferred to an optionee as a result of the exercise of an option shall be “restricted securities” under Rule 144 as promulgated under the 1933 Act and may only be resold or transferred in compliance with such rule and the registration requirements or an exemption from such requirements under the 1933 Act. The 2004 Non-Employee Director Incentive Plan will terminate and no further Restricted Stock, Incentive Stock or stock options will be issued under the plan after June 2, 2014.

Awards granted. At the adoption of the plan, each non-employee director received 7,500 shares of Restricted Stock and each new non-employee director would receive 7,500 shares of Restricted Stock. Additional grants of 5,000 shares of Restricted Stock were issued to each non-employee director on each anniversary of his or her service. Effective August, 2006, the annual equity grant to both new and existing non-employee directors increased to 10,000 shares of Restricted stock, with the Vice Chairman of the board of directors to receive 15,000 shares of Restricted Stock annually. Effective June 2008, the annual equity grants awarded to new and existing non-employee directors changed to the number of shares of our common stock the value of which equals $150,000, as well as an additional number of shares of our common stock the value of which equals $75,000 for the Vice Chairman. The annual equity awards were granted in the form of Restricted Stock, which totaled 5,900 shares for non-employee directors and 8,900 shares for the Vice Chairman for the year-end December 31, 2008. These shares vest over a six-month period from the date of grant with the restriction that the grantee be a non-employee director of the Company for the entire six month period. Restricted Shares issued under this plan for the years ended December 31, 2008, 2007 and 2006, were 50,200, 85,000 shares, and 72,500 shares, respectively and there had been no forfeited or cancelled shares. In the event that stock options are granted pursuant to the plan, the option price of share of common stock issued under each stock option shall be equal to the fair market value of shares subject to the stock option on the date the stock option is granted. All of our non-employee directors have an interest in the ratification of the amendment to the 2004 Non-Employee Director Incentive Plan, which interest may differ from the interests of our stockholders.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain awards under the 2004 Non-Employee Director Incentive Plan as normally operated and is not intended to provide or supplement tax advice to eligible non-employees directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock Awards. The recipient of a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions applicable to the shares constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture related to the shares lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, and the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to restricted stock paid to the holder before the risk of forfeiture lapses will also be ordinary income to the holder when paid and be deductible by the Company. Notwithstanding the foregoing, the holder of restricted stock may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock based on the fair market value of the shares on the date of the grant, in which case (i) the Company will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the holder during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. An 83(b) election must be made not later than 30 days after the grant of the restricted stock and is generally irrevocable.

Incentive Stock Awards. In general, a participant who receives an incentive stock award will be taxed on the fair market value of the shares on the date the shares are issued to the individual. The Company will be entitled to a deduction for a corresponding amount.

Stock Options. As a general rule, no federal income tax is imposed on the optionee upon the grant of a stock option and the Company is not entitled to a tax deduction by reason of the grant. Generally, upon the exercise of a stock option, the optionee will realize ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. Upon the exercise of a stock option, the Company may claim a deduction at the same time and in the same amount as the ordinary income is recognized by the optionee. Upon a subsequent disposition of the shares received upon exercise of a stock option, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of a stock option are transferred to the optionee subject to restrictions, then the taxable income realized by the optionee, unless the holder elects otherwise, and the Company’s tax deduction would be deferred and measured with reference to the fair market value of the shares at the time the restrictions lapse.

Also, Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. It is intended that awards under the plan be structured to be exempt from or compliant with Section 409A of the Code.

To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue.

Text of the Amendment

To effect the increase in the aggregate number of shares of our common stock (including shares underlying options and stock appreciation rights) that may be issued under the 2004 Non-Employee Director Incentive Plan, it is proposed that the first sentence in Section V of the 2004 Non-Employee Director Incentive Plan be deleted in its entirety and replaced with the following:

“The aggregate number of shares of Restricted Stock, shares of Incentive Stock and Shares which may be issued under Stock Options granted under the Plan shall not exceed 1,100,000.”

PROPOSAL 5—AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ALLOW OUR BOARD OF DIRECTORS TO AMEND OUR BYLAWS

General

Under Delaware law, a corporation may confer the power to adopt, amend, or repeal bylaws upon the directors if such right is expressly conferred upon the directors in the corporation’s certificate of incorporation. Our Certificate of Incorporation does not currently confer such a right upon our board or directors.

Amending our Certificate of Incorporation to provide our board of directors with the power to adopt, amend and repeal our bylaws will facilitate our ability to efficiently implement and adapt corporate policies and procedures as changing circumstances may necessitate, without having to incur the expense and delay of soliciting proxies and votes from the holders of shares of our common stock and holding a meeting of our stockholders. If this proposal is approved, the power that will be conferred upon the directors will not divest or limit the power of stockholders to adopt, amend or repeal our bylaws, and our board of directors will not have the power to amend or repeal a bylaw provision that is adopted by our stockholders.

Votes Required

The affirmative vote of the majority of our common stock outstanding is required for the ratification and approval of this proposed amendment of our Certificate of Incorporation.

The board of directors unanimously proposes and recommends that you vote “FOR” the ratification and approval of the proposed amendment to our Certificate of Incorporation to allow our board of directors to amend our bylaws.

Considerations

Our board or directors believes that the proposed amendment is in the best interests of our stockholders because it will facilitate our ability to efficiently implement and adapt corporate policies and procedures as changing circumstances may necessitate, without having to incur the expense and delay of soliciting proxies and votes from the holders of shares of our common stock and holding a meeting of our stockholders. If this proposal is approved, the power that will be conferred upon the directors will not divest or limit the power of stockholders to adopt, amend or repeal our bylaws, and our board of directors will not have the power to amend or repeal a bylaw provision that is adopted by our stockholders. If this proposal is not approved, our board of directors will be subject to the continuing requirement of obtaining stockholder approval for amendments to our bylaws, and we will incur any delays and costs associated with the process of obtaining stockholder approval at an annual or special meeting of our stockholders.

The ability of our board of directors to make changes to our bylaws without the approval of stockholders may result in the amendment or adoption of bylaw provisions that some of our stockholders consider undesirable or disadvantageous. Moreover, the ability of our board of directors to make changes to our bylaws could result in the adoption of provisions that have the effect of discouraging or delaying hostile efforts to acquire control of our company and thereby protect the continuity of then present management. For instance, the board of directors could, without stockholder approval, amend our bylaws to implement certain corporate policies and procedures that make it more cumbersome for stockholders to raise proposals at an annual meeting of stockholders or that increase the voting requirements to effectuate certain corporate actions. However, to the extent that the adoption of any future bylaw provisions by our board of directors could have this effect, we believe that it is in the best interests of our company and our stockholders that our board of directors have the flexibility to authorize such action consistent with fiduciary duties under Delaware law.

If stockholders approve this proposal, as soon as practicable following such approval, we will file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

Text of the Amendment

The proposed amendment provides that the following new sentence be added to the end of Section (a) of Article Fifth of our Certificate of Incorporation, with the remainder of Section (a) of Article Fifth to remain unamended:

“In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to make, amend, alter and repeal the bylaws of the corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.”

PROPOSAL 6—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to serve as our independent registered public accountants in respect of the fiscal year ending December 31, 2009. The audit committee recommends that our stockholders ratify this appointment.

During 2008, Deloitte & Touche LLP audited our annual consolidated financial statements and those of our subsidiaries, reviewed financial information in filings with the SEC and other regulatory agencies, audited our internal control over financial reporting for the fiscal year ended December 31, 2008 and provided various other services.

The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and voting on the proposal shall constitute ratification of the selection of Deloitte & Touche LLP. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the appointment of an independent registered public accounting firm to serve as the independent registered public accountants for the fiscal year ending December 31, 2009 will be reconsidered by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

The board of directors unanimously proposes and recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented under Rule 14a-8 under the 1934 Act for inclusion in our proxy statement and accompanying proxy for our 2010 annual meeting of stockholders, including nomination of an individual for election as a director at the 2010 annual meeting of stockholders, must be received at our principal executive offices in Houston, Texas, on or before January 18, 2010, and must meet all the requirements of Rule 14a-8. If a stockholder intends to present a proposal at our 2010 annual meeting but has not sought the inclusion of such proposal in our proxy materials, we must receive the proposal on or before April 3, 2010, or our management proxies for the 2010 annual meeting will be entitled to use their discretionary voting authority if the proposal is then raised at the meeting, without any discussion of the matter in our proxy materials, in accordance with Rule 14a-4(c) under the 1934 Act. For a description of some of the requirements for suggesting an individual for consideration by the nominating and corporate governance committee for election as a director, see “Our Board of Directors and Its Committees—Board of Directors; Corporate Governance Matters—Stockholder Nomination Process.”

Proposals and other notices should be sent to:

David S. Elkouri, Executive Vice President, General Counsel and Secretary

1000 Louisiana, Suite 5600

Houston, Texas 77002

The use of certified mail, return receipt requested, is suggested.

OTHER MATTERS

The board knows of no other proposals that may properly be presented for consideration at the annual meeting but, if other matters do properly come before the annual meeting, and provided you fill out the enclosed proxy card and return it, thereby consenting to be represented at the annual meeting by proxy, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of Petrohawk Energy Corporation

PETROHAWK ENERGY CORPORATION

1000 Louisiana, Suite 5600

Houston, Texas 77002

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Floyd C. Wilson and Mark J. Mize and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the annual meeting of stockholders of Petrohawk Energy Corporation on June 18, 2009 and any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PETROHAWK ENERGY CORPORATION

June 18, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O James W. Christmas O James L. Irish III O Robert C. Stone, Jr.		2. Ratification and Approval of the Amendment to our Certificate of Incorporation to Increase the Number of Shares of Common Stock Available for Issuance to 500 Million Shares.	☐	☐	☐
				3. Ratification and Approval of the Amendment to our 2004 Employee Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance under the Plan by 5.3 Million Shares.	☐	☐	☐

4.     Ratification and Approval of the Amendment to our 2004 Non-Employee Director Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance under the Plan by 0.5 Million Shares.

					☐	☐	☐
				5. Ratification and Approval of the Amendment to our Certificate of Incorporation to Allow the Board of Directors to Amend our Bylaws.	☐	☐	☐
				6. Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accountants for 2009.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of nominees in Proposal 1; FOR the ratification of the amendments to the certificate of incorporation in Proposals 2 and 5; FOR the ratification of the amendment to the 2004 Employee Incentive Plan and 2004 Non-Employee Director Incentive Plan in Proposals 3 and 4; and FOR the ratification of the appointment of our independent registered public accountants in Proposal 6; and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE, DETACH AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

PETROHAWK ENERGY CORPORATION

June 18, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible	COMPANY NUMBER
- OR -
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS

2, 3, 4, 5 AND 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE ☒

1. Election of Directors.					FOR	AGAINST	ABSTAIN
		NOMINEES:		2. Ratification and Approval of the Amendment to our Certificate of Incorporation to Increase the Number of Shares of Common Stock Available for Issuance to 500 Million Shares.	☐	☐	☐
☐	FOR ALL NOMINEES	O James W. Christmas O James L. Irish III O Robert C. Stone, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Ratification and Approval of the Amendment to our 2004 Employee Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance under the Plan by 5.3 Million Shares.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

4.   Ratification and Approval of the Amendment to our 2004 Non-Employee Director Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance under the Plan by 0.5 Million Shares.

					☐	☐	☐
				5. Ratification and Approval of the Amendment to our Certificate of Incorporation to Allow the Board of Directors to Amend our Bylaws.	☐	☐	☐
				6. Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accountants for 2009.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of nominees in Proposal 1; FOR the ratification of the amendments to the certificate of incorporation in Proposals 2 and 5; FOR the ratification of the amendment to the 2004 Employee Incentive Plan and 2004 Non-Employee Director Incentive Plan in Proposals 3 and 4; and FOR the ratification of the appointment of our independent registered public accountants in Proposal 6; and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE, DETACH AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.